      As filed with the Securities and Exchange Commission on May 16, 1997
                                                           Registration No. 333-
================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-1

                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                             MCA FINANCIAL CORP.
           (Exact Name of Registrant as Specified in its Charter)


         Michigan                           6162                     38-3014001
  (State or other jurisdiction     (Primary standard industrial  (I.R.S. Employer
of incorporation or organization)  classification code number)   Identification No.)

                          23999 Northwestern Highway
                          Southfield, Michigan 48075
                                (248) 358-5555
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                                                              Copy to:
   Lee P. Wells, President                                    Paul R. Rentenbach
   MCA Financial Corp.                                        Dykema Gosett PLLC
   23999 Northwestern Highway                                 400 Renaissance Center
   Southfield, Michigan 48075                                 Detroit, Michigan 48243
   (248) 358-5555                                             (313) 568-6973
   (Name, address, including zip code, and telephone number,  (313) 568-6915 (FAX)
   including area code, of agent for service)

Approximate date of commencement of proposed sale to public:  As soon as practicable after the effective date of this Registration
                                                              Statement.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]   _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                                              PROPOSED   PROPOSED
                                                                              MAXIMUM    MAXIMUM
                                                                              OFFERING   AGGREGATE    AMOUNT OF
                                                                AMOUNT TO BE  PRICE PER  OFFERING     REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED              REGISTERED    UNIT       PRICE        FEE
------------------------------------------------------------------------------------------------------------------
__% Subordinated Debentures, Series 1997, Due June 1,
2003                                                            $10,000,000  100%       $10,000,000     $2,000.00
------------------------------------------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             MCA FINANCIAL CORP.

         Cross Reference Sheet Pursuant to Item 501 of Regulation S-K
              Between Items in Part I of Form S-1 and Prospectus


ITEMS OF FORM S-1                               HEADINGS IN PROSPECTUS
-----------------                               ----------------------
Item 1  Forepart of the Registration
        Statement and Outside Front Cover
        Page of Prospectus                      Facing Page; Cross-Reference
                                                Sheet; Outside Front Cover
                                                Page of Prospectus
Item 2  Inside Front and Outside Back
        Cover Pages of Prospectus               Inside Front Cover Page of
                                                Prospectus; Back Cover Page
                                                of Prospectus
Item 3  Summary Information, Risk Factors
        and Ratio of Earnings to Fixed
        Charges                                 Prospectus Summary; Risk Factors;
                                                Selected Consolidated Financial Data
Item 4  Use of Proceeds                         Use of Proceeds
Item 5  Determination of Offering Price         Not Applicable
Item 6  Dilution                                Not Applicable
Item 7  Selling Security Holders                Not Applicable
Item 8  Plan of Distribution                    Plan of Distribution
Item 9  Description of Securities to be
        Registered                              Description of Series 1997
                                                Debentures
Item 10 Interests of Named Experts
        and Counsel                             Not Applicable
Item 11 Information with Respect to the
        Registrant                              Business; Index to Consolidated Financial Statements;
                                                Selected Consolidated Financial Data;
                                                Management's Discussion and Analysis
                                                of Financial Condition and Results of
                                                Operations; Management; Compensation
                                                Committee Interlocks and Insider
                                                Participation; Principal Stockholders
Item 12 Disclosure of Commission Position
        on Indemnification for Securities
        Act Liabilities                         Not Applicable

PROSPECTUS
                                 $10,000,000

                             MCA FINANCIAL CORP.
                   __% SUBORDINATED DEBENTURES, SERIES 1997
                               DUE JUNE 1, 2003

MCA Financial Corp., a Michigan corporation ("MCA Financial"), is hereby offering $10,000,000 in aggregate principal amount of __% Subordinated Debentures, Series 1997, Due June 1, 2003 (the "Series 1997 Debentures"). Interest on the Series 1997 Debentures will be payable on March 1, June 1, September 1 and December 1 of each year, from the date the Series 1997 Debentures are issued or from the most recent interest payment date on which interest has been paid or duly provided for. The Series 1997 Debentures will be issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof, and will be dated on their Date of Issue. The Series 1997 Debentures are subordinated unsecured obligations of MCA Financial. The unsecured obligations of MCA Financial, including the Series 1997 Debentures, are subordinate in right of payment to all current and future Senior Indebtedness of MCA Financial and will rank on an equal basis with MCA Financial's outstanding 11% Subordinated Debentures Due 2002 (the "1996 Debentures") and MCA Financial's outstanding 11% Asset-Backed Subordinated Debentures Due 2000 (the "1994 Debentures," and together with the 1996 Debentures the "Prior Debentures") except insofar as the 1994 Debentures are secured by specific collateral. The issuance of Senior Indebtedness by MCA Financial is not restricted by the Indenture. See "Description of Series 1997 Debentures."

MCA Financial is a holding company which, through its principal subsidiaries, MCA Mortgage Corporation and Mortgage Corporation of America, engages in the mortgage banking business.

                  FOR INFORMATION THAT SHOULD BE CONSIDERED
      BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS", BEGINNING ON PAGE 5.

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------
                            Price to        Sales              Proceeds to
                          the Public(1)  Commissions(2)        Company(1)
--------------------------------------------------------------------------------
Per Debenture                   100%         6.5%                 93.5%
Total                     $ 10,000,000     $650,000            $9,350,000
--------------------------------------------------------------------------------


(1) The Series 1997 Debentures will bear interest from their Date of Issue, which will be the date on which subscription monies are accepted by the Company. Accordingly, no accrued interest will be charged to purchasers. See "Plan of Distribution." Before deduction of expenses of this offering (the "Offering"), estimated at $82,300, which are payable by MCA Financial.
(2) The Offering is being made on a "best efforts" basis. There is no assurance as to the amount of Series 1997 Debentures that will be sold. Participating broker-dealers will be paid a commission of 6.5%, provided, however, that if a broker-dealer sells $250,000 or more of the Series 1997 Debentures it will be paid a commission of 7.0% on all sales, and if a broker-dealer sells $500,000 or more of the Series 1997 Debentures it will be paid a commission of 8.0% on all sales.

                               -----------------

This Offering will continue until all Series 1997 Debentures are sold or until May 31, 1998, whichever is earlier; however, MCA Financial may elect to extend the offering until all of the Series 1997 Debentures offered hereby are sold, as permitted under applicable securities laws and regulations. MCA Financial may reject a subscription for any reason or for no reason whatever and may terminate the Offering at any time.

                 The date of this Prospectus is June __, 1997

                      STATEMENT OF AVAILABLE INFORMATION


     MCA Financial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by MCA Financial with the Commission can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet (which can be found at http://www.sec.gov) that contains reports and other information regarding registrants that file electronically with the Commission.

     A Registration Statement on Form S-1 relating to the Series 1997 Debentures offered hereby has been filed by MCA Financial with the Commission in Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to MCA Financial and the Series 1997 Debentures offered hereby, reference is made to the Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including exhibits, may be inspected without charge at the Commission's principal offices in Washington, D.C. or at the Commission's regional offices, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon the payment of the fees prescribed by the Commission. Annual Reports will not be sent to the security holders of MCA Financial.

                              PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus, including information contained under the caption "Risk Factors." Reference is made to, and this summary is qualified in its entirety by, the more detailed information and consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus.

                                 THE COMPANY

     MCA Financial is a holding company which, through its principal subsidiaries and certain affiliates, engages in mortgage banking, land contract and mortgage syndication, loan originating and servicing and real estate acquisitions, rehabilitation, leasing and sales. MCA Financial is a Michigan corporation which was formed in 1989 and was inactive until 1991 when it became a holding company for its principal subsidiaries. Unless otherwise indictated, MCA Financial and its subsidiaries are hereinafter collectively referred to as the "Company." Currently, MCA Financial operates through the following wholly-owned subsidiaries:


     - MCA Mortgage Corporation ("MCA Mortgage") is a Michigan corporation that was incorporated in 1985 and has conducted a mortgage banking business since that date. It was known as Primary Mortgage Corporation until that date and was known as Mortgage Corporation of America from August 1985 until March 1993.

     - Mortgage Corporation of America ("MCA") is a Michigan corporation that was incorporated in 1984 and has conducted a mortgage banking business since that date. It was known as First American Mortgage Corporation, Inc. until September 1989 and as First American Mortgage Associates, Inc. from September 1989 until October 1993.

     - RIMCO Realty & Mortgage Company, doing business as MCA Realty Corporation ("MCA Realty") is a Michigan corporation that was incorporated in 1993 and was acquired by MCA Financial on January 31, 1995. MCA Realty is engaged in the purchase and sale of residential real estate.

     - Mortgage Corporation of America, Inc. ("MCA-Ohio") is an Ohio Corporation that was incorporated in 1993 and has conducted a mortgage banking business, emphasizing non- conforming loans, since that date. It was known as Charter 1st Mortgage Banc, Inc. from May 1993 until July 1995 when it was acquired by MCA.


     As of January 31, 1997, the Company operated 30 offices in the states of Michigan, Illinois, Indiana, Kentucky, Ohio, Florida, North Carolina and California which are engaged in mortgage and land contract origination. The Company's principal executive offices are located at 23999 Northwestern Highway, Southfield, Michigan 48075, and its telephone number is (248) 358-5555.

                                 THE OFFERING


Securities Offered:  $10,000,000 of __% Subordinated Debentures, Series 1997,
                     Due June 1, 2003. The Series 1997 Debentures are subordinated unsecured obligations of the Company. The minimum subscription amount which the Company will accept in this offering is $1,000.

Redemption:          The Series 1997 Debentures are redeemable prior to
                     maturity, at the option of the Company, on or after June
                     1, 1999, in whole or in part, at the prices set forth herein, plus accrued interest to the date of redemption.
                     Such redemption is subject to the payment of or receipt of waivers from all Senior Indebtedness of the Company and is subject to the Company's financial ability to engage in such a redemption. In addition, commencing March 1, 1999, an individual Holder may request the Company to redeem up to $25,000 of Series 1997 Debentures per year, with priority given to requests made on behalf of deceased
                     Holders, but only up to an aggregate of $100,000 per calendar year for all Holders. See "Description of Series
                     1997 Debentures - Right of Redemption."

Subordination:       The Series 1997 Debentures are subordinated in right of
                     payment to all Senior Indebtedness of MCA Financial, which as of the date hereof totalled approximately $35.2 million, and will rank on an equal basis with the Company's outstanding 1994 Debentures and 1996 Debentures
                     (except insofar as the 1994 Debentures are secured by specific collateral), of which as of the date hereof, there were outstanding $13.0 million in principal amount.
                     As of the date hereof, the Company's subsidiaries had outstanding indebtedness which totalled approximately
                     $105.5 million, which the Company has guaranteed. There are no limitations on the amount of Senior Indebtedness that may be issued or incurred in the future and since the Company is a holding company, its rights and, indirectly, the rights of the holders of the Series 1997 Debentures, to participate in any distribution of assets of its subsidiaries will be limited. See "Description of Series
                     1997 Debentures - Subordination."


Acceleration:        If an Event of Default occurs, then the Trustee or Holders of not less than 25% in principal amount of the Series
                     1997 Debentures may declare the principal of all Series
                     1997 Debentures immediately due and payable. Such acceleration would be subject to the payment of or receipt of waivers from all Senior Indebtedness of the Company and is subject to the Company's financial ability to comply with such obligation. See "Description of Series 1997
                     Debentures - Event of Default; - Subordination."

Consolidation:       The Company may not consolidate with, merge with or
                     transfer all or substantially all of its assets to another entity unless such other entity assumes the Company's obligations under the Indenture, regardless of whether the transaction is a leveraged buyout initiated or supported by the Company, its management or any of their affiliates.
                     Neither the Company nor the Trustee has the right to waive this covenant. See "Description of Series 1997 Debentures
                     - Consolidation, Merger or Transfer."

Trading Market:      No market exists at the present time for the Series 1997
                     Debentures and it is likely that no trading market will develop. As a result, investors will remain as investors for a substantial period of time. See "Risk Factors -
                     Limited Market for Series 1997 Debentures."

Use of Proceeds:     The net proceeds of the Offering will be used by the
                     Company for general corporate purposes, which will include providing advances to its subsidiaries and certain of its affiliates. See "Use of Proceeds."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth a summary of selected historical financial data of the Company for each of the periods indicated in the five-year period ended January 31, 1997, which were derived from the audited consolidated financial statements of the Company for the periods in the five-year period ended January 31, 1997. The audited consolidated financial statements of the Company for each of the periods in the three-year period ended January 31, 1997 are included elsewhere in this Prospectus. This table should be read in conjunction with such consolidated financial statements of the Company and the notes thereto.

                                                                      YEAR ENDED JANUARY 31,
                                                 ----------------------------------------------------------------
                                                     1997          1996         1995(1)        1994          1993
                                                     ----          ----         -------        -----          ----
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME DATA:
   Revenues                                       $58,926       $41,951       $33,371       $29,534       $14,393
   Expenses                                        57,522        40,823        33,547        28,562        13,477
   Income (loss) before federal income taxes        1,404         1,128          (176)          972           916
   Net income (loss)                                  765           616          (278)          551           586
   Net income (loss) per share                       0.59          0.30         (1.80)         0.98          2.01
   Ratio of earnings to fixed charges(2)
     Historical                                     1.11x         1.13x           n/a         1.20x         1.82x
     Pro forma(3)                                   1.01x         1.01x           n/a           n/a           n/a
   Earnings (deficiency of earnings) over
     fixed charges                                  1,404         1,128          (176)          972           916

BALANCE SHEET DATA:
   Mortgages held for resale                      $54,430       $63,306       $15,702       $39,250       $14,084
   Total assets                                   144,992       135,191        77,112        76,845        28,632
   Notes payable(4)                                83,975        86,598        44,843        54,549        13,824
   11% Subordinated Debentures due 1997(5)          4,921         4,921         4,938         4,938         3,171
   11% Subordinated Debentures due 2000            10,000         4,253            --            --            --
   11% Subordinated Debentures due 2002               621            --            --            --            --
   10% Subordinated Notes due 2006                 15,000            --            --            --            --
   Total liabilities                              134,087       125,030        67,822        67,982        23,460
   Redeemable common stock(6)                         256            --            --           300           300
   Stockholders' equity                            10,649        10,161         9,290         8,563         4,872

OPERATING DATA:
   Loan production--
    Number of loans originated                     10,107         7,928         8,224         8,910         2,448
    Average loan balance                              $80           $80           $69           $77           $83
    Total loans originated                       $809,756      $632,281      $564,235      $687,484      $203,087
   Number of full-time employees                      433           412           336           448           202

-----------
(1) On July 19, 1994, the Company purchased substantially all of the revenue producing activities of Liberty National Mortgage Corporation. See Note 15 of Notes to Consolidated Financial Statements.
(2) The ratio of earnings to fixed charges was computed by dividing (a) net income (loss) for the period plus fixed charges by (b) fixed charges, which consist of interest expense, amortization of debt expense and that portion of rentals that represents interest. The ratio of earnings over fixed charges and preferred dividends was 1.12x, 1.12x, 1.19x, and 1.79x for the years ended January 31, 1997, 1996, 1994, and 1993, respectively. Earnings were insufficient to cover fixed charges for the year ended January 31, 1995. The deficiency of earnings over fixed charges and preferred dividends was $0.6 million for the year ended January 31, 1995.
(3) The pro forma data reflects interest expense on the Series 1997 Debentures, assuming all such debentures are sold, and reflects the amortization of debt issuance costs over a five-year period using the interest method.
(4)  See Note 3 of Notes to Consolidated Financial Statements.
(5) The Subordinated Debentures due 1997 were redeemed in full as of March 17, 1997.
(6)  See Note 5 of Notes to Consolidated Financial Statements.

                                 RISK FACTORS


     The Offering is being made on a best efforts basis and there is no assurance as to the amount of Series 1997 Debentures that will be sold. In addition, the purchase of the Series 1997 Debentures involves a number of significant risk factors, and each prospective investor should consider the following:

ABILITY TO SERVICE DEBT; SUBSTANTIAL LEVERAGE

     The Company is highly leveraged. The Company has current obligations relating to its outstanding securities as follows: (i) the holders of its Series A Preferred Stock are entitled to receive annual cumulative dividends of approximately $183,000 ($0.90 per share on 203,022 outstanding shares), (ii) the holders of its Series B Preferred Stock are entitled to receive annual cumulative dividends of approximately $303,000 ($0.90 per share on 336,619 outstanding shares), (iii) the holders of its outstanding 11% Subordinated Debentures Due 2000 (the "1994 Debentures") are entitled to receive annual interest of approximately $1,100,000, on $10.0 million and (iv) the holders of its outstanding 11% Subordinated Debentures Due 2002 (the "1996 Debentures") are entitled to receive annual interest of approximately $_______ on $_____ million aggregate principal amount subscribed for as of June 1, 1997 (such annual interest will be $660,000 if all 1996 Debentures are sold). The 1994 Debentures and the 1996 Debentures are sometimes referred to hereafter as
the "Prior Debentures."   The Company is also obligated to pay interest with
respect to indebtedness due to certain financial institutions at rates ranging from the Federal Funds rate plus 1.5% (fluctuating from 6.8% to 12.0%). The amount of this indebtedness at January 31, 1997 was $84.0 million.

     At the then-current interest rates, the Company would be obligated to pay $9.62 million in annual interest on its existing indebtedness as of January 31, 1997. The obligations with respect to the preferred stock dividends are subordinate to the Company's obligations with respect to the Series 1997 Debentures. However, the dividend and other obligations of the Company represent significant leverage and financial risk and the annual interest expense on the Series 1997 Debentures, $1,100,000 if all Series 1997 Debentures are sold, will be additional leverage and financial risk with respect to the Company. Prospective investors should note that the Series 1997 Debentures, which are due on June 1, 2003, do not provide for periodic repayment of principal through a sinking fund provision. Thus, the Company will be required to make substantial cash payments on this debt at the time it matures. The Company's ability to withstand adverse market conditions may not be as great as that of competitors who are not as highly leveraged. Failure to make payments when due will result in default under and possible acceleration of one or more of the Company's debt instruments. A substantial portion of the Company's cash flow from operations will be required to pay the Company's interest expense and principal repayment obligations. Although management believes that the cash flow generated from the operations of MCA Mortgage and MCA will provide the Company with sufficient resources to meet the Company's present and foreseeable liquidity and capital needs for the next fiscal year, including those arising from debt obligations, there can be no assurance that the Company will generate earnings in any future period sufficient to cover its fixed charges. In the event the Company's cash flow so generated is insufficient for these purposes, the Company may be required to dispose of assets, refinance its indebtedness or raise additional capital. There is no assurance that the Company will be able to complete such transactions if required to do so.

RANKING OF SERIES 1997 DEBENTURES

     The Series 1997 Debentures are subordinated unsecured obligations of MCA Financial and are subordinate in right of payment to all current and future Senior Indebtedness of MCA Financial. See "Description of Series 1997 Debentures - Subordination." The Series 1997 Debentures will rank on an equal basis with the Prior Debentures, however, unlike the 1994 Debentures, the Series 1997 Debentures and the Series 1996 Debentures are unsecured obligations of MCA Financial.

HOLDING COMPANY STRUCTURE

     Holders of the Series 1997 Debentures will be creditors of MCA Financial Corp., but not creditors of MCA Mortgage, MCA or any other subsidiary of the Company. Certain of the net proceeds from this Offering may be invested in MCA Mortgage and MCA and may also be invested in other subsidiaries of the Company. The Company's assets consist primarily of its ownership of MCA Mortgage, MCA, MCA Realty, MCA-Ohio and two other subsidiaries which are currently inactive. As of the date hereof, the Company and its subsidiaries have $153.7 million of indebtedness outstanding. Since the Company has limited operations, its cash flow and ability to service its debt are dependent upon the earnings of its subsidiaries and their ability to distribute those earnings to the Company through the payment of dividends, repayment of loans or other distributions of funds. The Company's subsidiaries are limited with respect to the distributions they may make to the Company as a result of various financial covenants contained in loan documents to which they are parties and as a result of minimum net worth requirements imposed by various mortgage investors and government agencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Regulation." Furthermore, the Company's right and, indirectly, the right of the Holders, as creditors, to participate in the assets of MCA Mortgage, MCA, MCA Realty, MCA-Ohio or the Company's other subsidiaries in the event of their liquidation or reorganization, will be subordinate to the claims of any and all other creditors of MCA Mortgage, MCA, MCA Realty, MCA-Ohio or the Company's other subsidiaries.

LIMITED MARKET FOR SERIES 1997 DEBENTURES

     The Company can provide no assurances as to whether a market for the Series 1997 Debentures will develop. If such a market were to exist in the future, the Series 1997 Debentures could trade at prices higher or lower than their initial public offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Investors who do not wish, or who are not financially able, to remain as investors for a substantial period of time are advised against purchasing Series 1997 Debentures.

REGULATION

     The Company is subject to various federal and state rules and regulations with respect to the processing, origination and purchase, sale and servicing of mortgage loans and land contracts. MCA Mortgage is an approved seller/servicer for the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and the Government National Mortgage Association ("Ginnie Mae"). MCA is an approved seller/servicer for Freddie Mac, and both MCA Mortgage and MCA are registered with the Commissioner of the Michigan Financial Institution Bureau as a mortgage broker, lender and servicer. The failure of these subsidiaries to meet the requirements of such federal and state agencies, which might result in the loss of Freddie Mac, Fannie Mae, Ginnie Mae or U.S. Department of Housing and Urban Development ("HUD") approvals, would have a material adverse impact on the

Company's ability to carry on its current business. MCA Realty is a licensed real estate broker in the State of Michigan. See "Business - Regulation."

SUBSTANTIAL COMPETITION

     The Company competes with numerous other mortgage banking firms, state and national banks, thrift institutions and insurance companies for loan originations and purchases. Many of such companies are well-established with greater financial and personnel resources and significantly more offices with a greater market presence than the Company. See "Business - Competition."

CONFLICTS OF INTEREST

     The Company and its subsidiaries have entered into various contracts and other transactions with corporations, limited partnerships and other persons affiliated with the Company and its officers and directors. The terms and conditions of such transactions were not negotiated at arm's length and may not have been as favorable to the Company as terms and conditions that would have been obtained with unaffiliated parties. This is particularly true with respect to certain real estate transactions with affiliates of the Company. Future dealings between the Company and such affiliated entities, if any, may not be at arm's length. The Company currently does not have any standards, policies or procedures for dealing with such transactions but it expects to establish a procedure whereby the approval of a majority of disinterested directors would be required for any such transactions. The Company, through certain affiliates, engages in the purchase and rehabilitation of real estate which is syndicated through affiliated partnerships of the Company. A decrease in this revenue would have an adverse impact on the Company. See "Selected Consolidated Financial Data" and "Compensation Committee Interlocks and Insider Participation."

DEPENDENCE UPON MORTGAGE INVESTORS

     The vast majority of the mortgage loans originated by the Company are currently purchased by Freddie Mac or Fannie Mae or are pooled to form Ginnie Mae mortgage-backed securities which are sold to institutional investors.
These conventional loans must comply with the particular mortgage investor's guidelines and underwriting standards. During fiscal 1997, Freddie Mac purchased $171 million of conventional mortgage loans from the Company, Fannie Mae purchased $139 million of conventional mortgage loans from the Company and $320 million of conventional mortgage loans of the Company were converted into Ginnie Mae mortgage-backed securities and sold to various institutional investors. During fiscal 1996, Freddie Mac purchased $228.6 million of conventional mortgage loans from the Company, Fannie Mae purchased $56.5 million of conventional mortgage loans from the Company and $224 million of conventional mortgage loans of the Company were converted into Ginnie Mae mortgage-backed securities and sold to various institutional investors. The price each mortgage investor will pay the Company for loans fluctuates on a daily basis and is finally determined when the mortgage investor has committed to purchase a loan from the Company. In general, the Company sells these conventional loans to mortgage investors on a "non-recourse" basis, which means that the Company has no liability to the mortgage investor if there is a default on the loan unless (i) the Company has breached its representations and warranties to the mortgage investor, (ii) the Company fails to deliver the appropriate documentation with respect to the loan, (iii) the loan does not comply with applicable laws or (iv) the borrower defaults on payment of the loan within varying periods of up to six months after the loan is made. In any such event, the Company generally will be required to repurchase the loan by paying the principal, accrued interest, late charges, servicing release premiums, escrow deficiencies and any other amounts associated with the loan. Although the Company is approved as a correspondent with 17 conventional mortgage investors, the Company anticipates that the majority of its originated conventional mortgages will be purchased by Freddie Mac or Fannie Mae or through Ginnie Mae programs. Management of the Company believes that the loss of the Freddie Mac or Fannie Mae seller/servicer approval would have a material adverse effect on the Company. See Note 11 of Notes to Consolidated Financial Statements.

     In addition, the Company has made bulk sales of non-conforming mortgages of approximately $141 million in fiscal 1997 to 21 different non-conforming mortgage investors. None of the non-conforming mortgage investors has purchased more than 30% of the aggregate non-conforming mortgage bulk sales to date. During fiscal 1996, the Company sold $86.6 million of non-conforming mortgages to these investors. Non-conforming mortgages are defined as mortgages which do not comply with the guidelines and underwriting standards of Freddie Mac, Fannie Mae or Ginnie Mae. Non-conforming mortgages are responsible for a significant portion of the Company's mortgage banking income. The Company's management believes that the loss of its non-conforming mortgage investors would have a material adverse effect on the Company.

AVAILABILITY OF FUNDING SOURCES

     The Company finances its land contract and mortgage operations through a program of selling participation interests in pools of land contracts and mortgage interests and through various lines of credit, which currently total
$125 million.   To the extent that the Company is not successful in renewing its lines of credit, or if the Company experiences difficulty in selling its mortgages or pass-through securities, it may have to curtail its mortgage origination and purchasing activities, which would have a material adverse effect on the Company's operations, profitability and its ability to service debt.

     In addition, the Company has a credit facility, currently $28.5 million, with Comerica Bank that is secured by a stand-by Note Purchase Agreement between Comerica Bank and the Detroit Policemen and Firemen Retirement System whereby the pension fund has agreed to provide payment to Comerica Bank upon the occurrence of certain events of default by the Company. This facility is utilized by the Company to finance its servicing portfolio, which provides collateral under the facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Detroit Policemen and Firemen Retirement System also has provided the Company $15 million in subordinated debt to expand its non-conforming originations.

     The Company also has $1.0 million available under a line of credit facility with a commercial bank for the acquisition and rehabilitation of residential real property prior to resale.

RELIANCE ON CERTAIN WAREHOUSE LENDING ARRANGEMENTS

     Among its short-term financing sources, MCA Mortgage has loan arrangements with Texas Commerce Bank, N.A., and with Paine Webber Real Estate Securities, Inc., pursuant to which they have agreed to lend MCA Mortgage up to $115 million and $10 million, respectively, to fund mortgage loans until they are sold to Freddie Mac, Fannie Mae, to certain institutional investors through Ginnie Mae mortgage-backed securities, or to other approved mortgage
investors.   If for any reason these lending arrangements are terminated, MCA
Mortgage's ability to fund mortgages and land contracts will be adversely impacted.

This would also adversely impact the Company's operations, cash flow, profitability and ability to service debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

INTEREST RATE RISKS

     The Company's ability to originate mortgages in volume is affected by prevailing market interest rates. These rates affect consumers' decisions to obtain new loans or refinance existing loans. Declining interest rates, for example, generally increase the level of loan origination activity, whereas the rise in interest rates from April 1994 to October 1994 caused a decline in the amount of loan originations during the Company's 1995 fiscal year. The Company's mortgage origination fees, which include gains and losses from loan resale transactions, increased from $5.6 million for fiscal 1995 to $14.3 million for fiscal 1996 and to $24.9 million for fiscal 1997. Included in the increase for fiscal 1996 are $4.2 million of additional gains from loan resale transactions. The Company's originations decreased from approximately $687 million for fiscal 1994 to approximately $564 million for fiscal 1995, increased to $632 million for fiscal 1996, and increased to $810 million for fiscal 1997. The rise in interest rates during the period from April 1994 to October 1994 also caused a slowdown in refinancings from approximately $498 million for fiscal 1994 to approximately $173 million for fiscal 1995 and to approximately $172 million for fiscal 1996, which also adversely affected mortgage origination fees. In fiscal 1997, interest rates experienced a slight decline and refinancings remained steady at approximately $194 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

     Interest rate changes can also directly affect the Company's operating results. An increase in rates would adversely affect the value of existing mortgage loans held directly by the Company, as well as any commitments to make loans at fixed interest rates which are not covered by third-party commitments to purchase the loans. The Company's general policy is to minimize the amount of uncovered loans and loan commitments. Declining interest rates, while likely to increase loan origination and refinancing activity, can also lead to more prepayments of outstanding fixed-rate loans with relatively higher interest rates. The prepayment of such loans results in (i) a decrease in the value of servicing rights and (ii) the elimination of the associated servicing income and a resulting increase in charges against earnings from the acceleration of the amortization of any loan premiums reflected as income and capitalized when the loans were made. See "Business - Mortgage Banking." Furthermore, variations in the relationship between short-term rates and long-term rates for mortgages can affect the Company's ability to earn net interest income on loans held for sale.

POSSIBLE OBLIGATION TO REPURCHASE LOANS

     When the Company sells loans which it has originated or which its loan correspondents have originated, it will attempt to sell them on a non-recourse basis. However, under limited circumstances the Company may sell loans with recourse. In those cases, any significant adverse economic developments in the Company's service area (primarily Michigan, Indiana, Ohio, Florida and Illinois) could result in an increase in defaults or delinquencies that the Company would then be required to satisfy. In those cases where the Company sells its loans on a non-recourse basis but retains the servicing rights, a loan default would increase the cost of servicing the loan and cause the Company to incur the costs of going through a foreclosure and subsequent liquidation of the property. Most of these costs may, however, be recouped when the property is sold, assuming the property maintains its value. In addition, when the Company sells loans into the secondary market, it will make representations and warranties concerning the accuracy of the information contained in the loan documentation which concern such items as property appraisal values and borrower qualifications. If a buyer of a loan discovers a breach of these representations and warranties after the sale of a loan, the Company could be required to repurchase the loan. The Company employs strict due diligence and quality control standards to minimize this risk. With respect to loans originated by the Company's loan correspondents, the Company's general practice will be to attempt to pass on this risk to the loan correspondent. However, if the correspondent is unwilling or unable to perform, the Company will remain liable. For additional information relating to the Company's experience with respect to delinquencies and losses, see "Business - Mortgage Banking - Servicing."

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     A significant portion of the Company's revenues consists of gains recognized upon the sales of mortgage loans, mortgage servicing rights and real estate interests. As a result, the timing of such mortgage loan, servicing right, and real estate interest sales has a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GENERAL BUSINESS RISKS

     The Company's business is subject to various business risks. The level of the Company's revenues is dependent upon demand for the type of mortgage loan purchased, sold and serviced by the Company from both potential borrowers and investors. Future declines in real estate values, changes in prevailing interest rates and changes in the availability of attractive returns on alternative investments each could make mortgage loans of the type originated and purchased by the Company less attractive to borrowers and investors.

IMPACT OF ECONOMIC CYCLES

     The business risks associated with the Company's business become more acute in an economic slowdown. Such an environment is generally characterized by decreased demand for real estate and declining real estate values in many areas of the country. Delinquencies, foreclosures and loan losses generally increase during economic slowdowns or recessions, and any such future slowdowns could adversely affect future operations of the Company.

ANNUAL REPORTS

     The Company will not send Annual Reports to the holders of its Series 1997 Debentures. Each Holder of Series 1997 Debentures may obtain a copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and its interim Quarterly Reports on Form 10- Q, as filed with the Securities and Exchange Commission, upon written request to Lee P. Wells at 23999 Northwestern Highway, Southfield, Michigan 48075, telephone number (248) 358-5555.

                                 THE COMPANY

     MCA Financial Corp. ("MCA Financial" or the "Company") is a holding company which, through its principal wholly-owned subsidiaries MCA Mortgage and MCA, is principally engaged in the business of mortgage banking, which includes mortgage originating, lending and servicing. MCA Financial was founded in 1989 and became a holding company for MCA Mortgage and MCA in 1991. Through its subsidiaries, MCA Financial currently originates and purchases conventional mortgage loans secured by one- to-four family residential properties that comply with the requirements for sale to Freddie Mac or Fannie Mae, mortgage loans which qualify for sale in the form of mortgage-backed securities guaranteed by Ginnie Mae as well as non-conforming loans that do not conform to Freddie Mac or Fannie Mae requirements and sells these mortgages to certain financial institutions and investor-owned pass-through pools sponsored by MCA. Unless otherwise indicated, MCA Financial and its subsidiaries are hereinafter collectively referred to as the "Company."


                               USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Series 1997 Debentures are estimated to be $9,269,700 if all Series 1997 Debentures offered are sold, after deducting expenses of the Offering and an assumed 6.5% sales commission. The Company intends to use the net proceeds from the Offering, regardless of the amount of Series 1997 Debentures sold, for general corporate purposes, which includes providing advances to its subsidiaries and certain of its affiliates, as well as the possible acquisition of mortgage servicing rights and the business of one or more unaffiliated mortgage companies. See "Compensation Committee Interlocks and Insider Participation."

                                CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of January 31, 1997, and as adjusted to give effect to the sale of the Series 1997 Debentures offered hereby:




                                                         JANUARY 31, 1997
                                                         ----------------
                                                          ACTUAL  AS ADJUSTED
                                                          ------  -----------
     Long-term debt:
        Capitalized lease obligations (1)               $636,298     $636,298
        11% Subordinated Debentures due 1997 (2)       4,921,000    4,921,000
        11% Subordinated Debentures due 2000          10,000,000   10,000,000
        11% Subordinated Debentures due 2002             621,000      621,000
        10% Subordinated Notes due 2006               15,000,000   15,000,000
        __% Subordinated Debentures due 2003
           (offered hereby)                                  ---   10,000,000
                                                     -----------  -----------
           Total long-term debt                      $31,178,298  $41,178,298
                                                     -----------  -----------

     Redeemable Common Stock                             256,373      256,373

     Stockholders' equity:
        Common Stock--3,750,000 shares
           authorized, 503,281 shares issued               5,033        5,033
        Series A Preferred Stock--350,000 shares
           authorized, 203,022 shares issued           2,030,220    2,030,220
        Series B Preferred Stock--750,000 shares
           authorized, 336,619 shares issued           3,366,190    3,366,190
        Additional paid-in capital                     3,664,976    3,664,976
        Retained earnings                              1,582,384    1,582,384
                                                     -----------  -----------
           Total stockholders' equity                 10,648,803   10,648,803
                                                     -----------  -----------
           Total capitalization                      $42,083,474  $52,083,474
                                                     ===========  ===========

-------------------
(1) See Note 10 of Notes to Consolidated Financial Statements.
(2) The 11% Subordinated Debentures due 1997 were redeemed in full as of March 17, 1997.

                     SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected historical financial data of the Company for each of the periods indicated in the five-year period ended January 31, 1997, which were derived from the audited consolidated financial statements of the Company for the periods in the five-year period ended January 31, 1997. The audited consolidated financial statements of the Company for each of the periods in the three-year period ended January 31, 1997, are included elsewhere in this Prospectus. This table should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto.


                                                              FISCAL YEAR ENDED JANUARY 31
                                                   --------------------------------------------------
                                                   1997       1996       1995(1)      1994       1993
                                                   ----       ----       -------      ----       ----
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME DATA:
Revenues--
    Gain on sale of land contracts                   $3,438     $2,981     $2,983       $1,753     $1,433
    Gain on sale of real estate                         708        751        ---           67        299
    Gain on sale of real estate--
        related parties                               7,539      6,530      7,365        4,811      3,249
    Gain on bulk sales of servicing rights            5,231      4,726      7,475        5,579        997
    Mortgage origination fees and
        gain on sale of mortgages                    24,862     14,339      5,584       11,282      6,280
    Servicing fees                                    8,499      6,244      4,617        1,917        851
    Interest income                                   8,168      5,903      5,106        3,948        856
    Other                                               481        477        241          177        428
                                                   --------   --------   --------     --------   --------
        Total revenues                               58,926     41,951     33,371       29,534     14,393
Expenses                                             57,522     40,823     33,547       28,562     13,477
                                                   --------   --------   --------     --------   --------
Income (loss) before federal income taxes             1,404      1,128       (176)         972        916
Provision for federal income taxes                      639        512        102          421        330
                                                   --------   --------   --------     --------   --------
    Net income (loss)                                  $765       $616      $(278)        $551       $586
                                                   ========   ========   ========     ========   ========
    Net income (loss) per share                       $0.59      $0.30     $(1.80)       $0.98      $2.01
Ratio of earnings to fixed charges--
    Historical (2)                                     1.11x      1.13x       n/a         1.20x      1.82x
    Pro forma (3)                                      1.01x      1.01x       n/a          n/a        n/a
Earnings (deficiency of earnings) over
    fixed charges                                    $1,404     $1,128      $(176)        $972       $916

BALANCE SHEET DATA:
Assets--
    Cash                                             $3,097     $2,730     $2,931       $4,782     $3,699
    Mortgages held for resale                        54,430     63,306     15,702       39,250     14,084
    Other                                            87,465     69,155     58,479       32,813     10,849
                                                   --------   --------   --------     --------   --------
        Total assets                               $144,992   $135,191    $77,112      $76,845    $28,632
                                                   ========   ========   ========     ========   ========
Liabilities--
    Notes payable (4)                               $83,975    $86,598    $44,843      $54,549    $13,824
    11% Subordinated Debentures due 1997 (5)          4,921      4,921      4,938        4,938      3,171
    11% Subordinated Debentures due 2000             10,000      4,253        ---          ---        ---
    11% Subordinated Debentures due 2002                621        ---        ---          ---        ---
    10% Subordinated Notes due 2006                  15,000        ---        ---          ---        ---
    Other                                            19,570     29,258     18,041        8,495      6,465
                                                   --------   --------   --------     --------   --------
        Total liabilities                           134,087    125,030     67,822       67,982     23,460
Redeemable Common Stock (6)                             256        ---        ---          300        300
Stockholders' equity                                 10,649     10,161      9,290        8,563      4,872
                                                   --------   --------   --------     --------   --------
    Total liabilities and stockholders' equity     $144,992   $135,191    $77,112      $76,845    $28,632
                                                   ========   ========   ========     ========   ========

OPERATING DATA:
Loan production--
    Number of loans originated                       10,107      7,928      8,224        8,910      2,448
    Average loan balance                                $80        $80        $69          $77        $83
    Total loans originated                         $809,756   $632,281   $564,235     $687,484   $203,087
Number of full-time employees                           433        412        336          448        202

---------------
(1) On July 19, 1994 the Company purchased substantially all of the revenue producing activities of Liberty National Mortgage Corporation. See Note 15 of Notes to Consolidated Financial Statements.
(2) The ratio of earnings to fixed charges was computed by dividing (a) net income (loss) for the period plus fixed charges by (b) fixed charges, which consist of interest expense, amortization of debt expense and that portion of rentals that represents interest. The ratio of earnings over fixed charges and preferred dividends was 1.12x, 1.12x, 1.19x ,and 1.79x for the years ended January 31, 1997, 1996, 1994, and 1993, respectively. Earnings were insufficient to cover fixed charges for the year ended January 31, 1995. The deficiency of earnings over fixed charges and preferred dividends was $0.6 million for the year ended January 31, 1995.
(3) The pro forma data reflects the Series 1997 Debenture interest expense, assuming all such debentures are sold, and reflects the amortization of debt issuance costs over a five-year period using the interest method.
(4)  See Note 3 of Notes to Consolidated Financial Statements.
(5) The 11% Subordinated Debentures due 1997 were redeemed in full as of March 17, 1997.
(6)  See Note 5 of Notes to Consolidated Financial Statements.


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary financing needs are for mortgage banking activities, loan funding activities, operating cash flows and the purchase of mortgage servicing rights. Loan funding activities are primarily financed through the use of mortgage warehouse lines of credit with commercial banks. See Note 3 of Notes to Consolidated Financial Statements. The Company also provides funding for loans by using a technique known as "table funding", which is common in the mortgage banking industry. In this case, funds are advanced directly to the title company for closing from a third party source of funds, typically another mortgage bank or a financial institution. This technique avoids the use of the Company's warehouse lines of credit, but proves less profitable as a result of fees charged by the third party provider of funds. For the past year, the Company financed approximately 95% of its mortgage originations using its warehouse lines of credit and approximately 5% with table funding sources.

     The Company currently has a $115 million loan agreement with Texas
Commerce Bank, N.A. This revolving warehousing line of credit provides financing for funding and originating a variety of residential mortgage loans including, but not limited to, conforming mortgages, non-conforming mortgages and land contracts. Interest on bank borrowings are based on LIBOR plus 0.85 to 2.5% depending on the type of loan. Mortgage loans held for resale are pledged as collateral. This facility is scheduled to expire on September 3, 1997.

     The Company also has a $10 million warehousing line of credit with Paine Webber Real Estate Securities, Inc. ("Paine Webber"). Interest on borrowings under this facility are based on Libor plus 1.5%. This facility is scheduled to expire on November 1, 1997. The Company expects to renew these warehousing lines of credit upon their respective expirations. At January 31, 1997 a total of $52.8 million was outstanding under these facilities.

     The Company also has a $15 million loan and financing agreement with the Board of Trustees of the Policeman and Firemen Retirement System of the City of Detroit. This subordinated term loan has been provided to expand the Company's non-conforming lending business. Interest on this borrowing is 10% and is payable quarterly. Commencing July 1, 2001 equal quarterly installments of principal and interest will be paid until the loan terminates and is repaid in full on June 30, 2006. Under conditions of this agreement, the lender was issued 30,197 shares of the Company's common stock. This represented 6% of the outstanding unrestricted shares at July 18, 1996. As part of the agreement the lender has the right to "put" these shares back to the Company on August 1, 2006 or upon default under a number of different scenarios.

     The Company also utilizes mortgage loan repurchase agreements with Paine Webber pursuant to which Paine Webber purchases mortgage loans until such time as the loans are pooled for resale to an end investor at which time the Company repurchases such loans. Such agreements provide for interest payments based on the federal funds rate. These agreements can be terminated on demand.

     The Company utilizes a strategy of retaining servicing rights on a portion of its loan originations in order to provide a steady stream of servicing revenue and cash flow in future years and as a hedge against inflation and rising interest rates. To help facilitate this strategy, the Company utilizes three funding sources: proceeds from its $4.9 million 1992 Debenture offering that was completed in July 1993, a bank credit facility, which was first made available to the Company in April 1993 and proceeds from its $10 million 1994 Debenture offering, of which $10 million principal amount was outstanding as of January 31, 1997. The $4.9 million and the $10.0 million series of Debentures, as well as the credit facility are collateralized by certain of the Company's servicing rights and rights to servicing income. The Debenture offering completed April, 1993 was terminated March 17, 1997. The credit facility, which is currently at $28.5 million, is with Comerica Bank and is enhanced by a stand-by Note Purchase Agreement between Comerica Bank and the Policemen and Firemen Retirement System of the City of Detroit (the "Fund") whereby the Fund has agreed to provide payment to Comerica Bank upon the occurrence of certain events of default by the Company. This credit enhancement permits the Company to obtain a more favorable interest rate and collateralization terms from the lending bank. In consideration for the credit enhancement provided, the Company agreed to pay certain fees to the Fund and provide it with an option to purchase up to 5% of the Company's outstanding common stock, at 70% of the public offering price per share, if the Company completes a firm commitment underwritten sale of its common stock prior to April 30, 2000. At January 31, 1997, $28.3 million was outstanding under the Comerica Bank credit facility.

     During the years ended January 31, 1997 and 1996, mortgage servicing rights with respect to approximately 75% and 75%, respectively, of loan originations, or $607 million and $474 million principal amount, respectively, were retained by the Company and financed primarily through operations, the debenture offerings and the Comerica Bank credit facility. The Company intends to continue the level of retained servicing and also to purchase additional mortgage servicing rights.

     As in mortgage banking, the Company also has a need to finance loan funding activities with respect to its land contract and mortgage syndication until such time as the loans are packaged and sold to investors. The principal sources of this financing are two limited partnerships which have been established in order to provide up to $4 million for this purpose. These partnerships will terminate in December 1997. The Company also has $4 million available as part of its $115 million facility with Texas Commerce Bank. The Company is considering several alternatives to extend or replace these financing sources at the time of their respective terminations. There is no assurance that the Company will be successful in extending or replacing these financing sources, however.

     The Company has $1.0 million available under a credit facility with commercial banks for the acquisition and rehabilitation of residential real property prior to resale. At January 31, 1997, $.28 million was outstanding under this facility. See Note 3 of Notes to Consolidated Financial Statements.

     The Company also has $1 million available under a $1.5 million credit facility with a commercial bank which is similar in structure to a mortgage warehouse line of credit. This portion of the credit facility is used exclusively for the warehousing of land contracts. The additional $0.5 million is available for working capital. At January 31, 1997, $0.25 million was outstanding under this facility. See Note 3 of Notes to Consolidated Financial Statements.

     During fiscal 1997, the Company's operating activities used $23.6 million. Of this, $15.5 million was used to fund the increase in accounts receivable-mortgages sold. The increase in accounts receivable, primarily receivables related to bulk sales of servicing rights, used $7.3 million. The Company used $8.0 million to increase excess interest spread receivable and $9.5 million to decrease accounts payable. These uses of cash were offset by an $8.9 million net decrease in mortgages held for resale. The Company's
investing activities during fiscal 1997 provided $5.9 million.   Financing
activities provided the Company $18.1 million during fiscal 1997. The Company used proceeds from notes payable of $814.9 million to fund mortgage loans and invest in purchased servicing rights. Proceeds from sales of mortgage loans and investments in purchased servicing rights of $817.7 million were used to make payments on notes payable. Sales of the Company's 11% Subordinated Debentures due June 30, 2000 and 2002 provided $6.4 million. Proceeds from subordinated notes payable also provided $15.0 million.

RESULTS OF OPERATIONS

     Revenue for the year ended January 31, 1997 increased by 40.5% to $58.9 million. Revenue for the year ended January 31, 1996, increased by 25.7% to $42.0 million as compared to $33.4 million for the fiscal year ended January 31, 1995. Net earnings increased by 24.3% to net earnings of $765,338 for fiscal 1997 as compared to net earnings of $615,530 for fiscal 1996. Net earnings in fiscal 1996 had increased from a net loss of $227,546 in fiscal 1995. In fiscal 1997 revenue increased in virtually every revenue item. The most substantial increase, $10,522,661, occurred in mortgage origination fees and gain on sale of mortgages. Interest income and servicing fees increased
$2,265,185 and $2,255,648, respectively.   The increase in revenue during
fiscal 1996 was the result of increased mortgage origination fees to $14.34 million in fiscal 1996 as compared to $5.58 million in fiscal 1995. Servicing fees also increased to $6.24 million in fiscal 1996 from $4.62 million in fiscal 1995. The only revenue item to substantially decrease was gain on bulk sales of servicing rights which declined to $4.73 million in fiscal 1996 as compared to $7.48 million in fiscal 1995. The increase in earnings in fiscal 1997 resulted from increased overall revenues, specifically in non- conforming originations. The increase in earnings during fiscal 1996 is attributable to a general decline in interest rates during the year resulting in increased originations, gains on loan resale and increased non- conforming originations. The net loss during fiscal 1995 was due to significant increases in long-term interest rates during the first six months of the year. This severely curtailed mortgage refinancings and increased competitive pressures in the market. The mortgage prepayment rate was 8.9%, 9.8% and 12.5% during fiscal 1995, 1996 and 1997, respectively. The amount of refinancing activity was $173 million during fiscal 1995, $172 million during fiscal 1996, and $194 million during 1997.

     Mortgage origination fees, including gains on sale from loan resale transactions, for fiscal 1997, increased to $24.86 million as compared to $14.34 million in fiscal 1996, an increase of 73.4%. Such mortgage origination fees had increased in fiscal 1996 from $5.58 million in fiscal 1995. The total dollar volume of loans originated increased by 28.2% to $810 million, for fiscal 1997, up from $632 million for fiscal 1996 which represented a 12.1% increase from $564 million in fiscal 1995. The total number of loans produced increased 27.5% from 7,928 in fiscal 1996 to 10,107 in fiscal 1997. The total number of loans produced decreased 3.8% from 8,244 in fiscal 1995 to 7,928 in fiscal 1996. The average loan balance increased to $80,118 in fiscal 1997 from $79,753 in fiscal 1996 and $68,608 in fiscal 1995. Increased mortgage originations in fiscal 1997 resulted from steady (relatively low) interest rates, strong home buying and building markets and the continued addition of new loan origination branches. The increase in the dollar volume of loan originations during fiscal 1996 resulted from the general decline in long-term interest rates and the continuity in production from branches opened in fiscal 1995 for a full year. Included in mortgage origination fees are gains and losses on sale from loan resale transactions of $4.40 million in fiscal 1997, $3.77 million fiscal 1996 and $(.43) million in fiscal 1995.

     In fiscal 1997, wholesale originations totaled $195.71 million, in fiscal 1996, approximately $140.71 million and in fiscal 1995, approximately $137.95 million. The increase in wholesale originations from fiscal 1996 to fiscal 1997 was the result of the Company focusing its wholesale efforts on non-conforming wholesale originations which increased from $52.49 million to $108.93 million, respectively. Non- conforming wholesale originations in fiscal 1996 increased to $52.49 million from $9.46 million in fiscal 1995.

     Mortgage origination revenues as a percent of total mortgage origination volume increased from 1.0% in fiscal 1995 to 2.3% in fiscal 1996 to 3.1% in fiscal 1997. The increase from fiscal 1995 to fiscal 1996 reflects an easing in the competitive pressures experienced in fiscal 1995 resulting from the decline in interest rates, increased production volume in non-conforming mortgages, which typically have higher margins, and increased gains from loan resale transactions. The increase in fiscal 1997 was attributable, primarily, to the continued increase in the volume of non-conforming loan production.

     The Company recorded revenues of $5.23 million related to the sale of bulk servicing rights of $1.8 billion during fiscal 1997 as compared to $4.73 million on bulk sales of $940 million. Gains on bulk sales as a percent of servicing rights sold decreased to 0.29% for fiscal 1997 from 0.5% in fiscal 1996. This decrease was due to the net effect of an increase of $500 million of bulk sales involving servicing previously purchased. The gain on bulk sales of this bulk-purchased servicing is lower because the Company's basis is much greater than in originated mortgages. Revenues from bulk sales of servicing in fiscal 1995 were $7.48 million, 0.4% of servicing rights sold. In fiscal 1996 and fiscal 1995, respectively, the Company sold servicing rights of $.7 billion and $1.2 billion that had previously been purchased by the Company in bulk.

     Interest income increased from $5.11 million in fiscal 1995 to $5.90 million in fiscal 1996, an increase of 15.5%, and increased to $8.20 million in fiscal 1997, an increase of 39.0% as compared to fiscal 1996. Interest income is earned primarily on loans held by the Company pending resale in the secondary market. The increases in fiscal 1997 and fiscal 1996 resulted from increased production volumes in general and specifically increased non-conforming production volumes which typically carry higher interest rates.

     Servicing fee revenue increased $4.62 million in fiscal 1995 to $6.24 million, an increase of 35.2%, and increased to $8.50 million in fiscal 1997, an increase of 36.2% as compared to fiscal 1996. In fiscal 1995 as compared to fiscal 1996, the Company's servicing portfolio increased from $1.3 billion to $2.2 billion and from 16,372 loans serviced to 27,357 loans serviced. At the end of fiscal 1997, the Company's servicing portfolio was $1.6 billion with 21,248 loans serviced. The Company sold $1.0 billion of servicing at the end of fiscal 1997. Average servicing revenue per loan remained constant at $286 per loan for fiscal 1995 and fiscal 1996 and increased to $350 per loan for fiscal 1997. The variance was primarily due to the timing of bulk sales. Servicing fees, measured in terms of an average percentage applied to the amount of the outstanding mortgage, have not materially changed from year to year.

     The aggregate of gains on the sale of real estate-related parties and gains on the sale of real estate decreased from approximately $7.4 million in fiscal 1995 to $7.3 million in fiscal 1996 and increased in fiscal 1997 to $8.2 million. Of these amounts, gains on the sale of real estate-related parties represented approximately $7.4 million in fiscal 1995, $6.5 million in fiscal 1996 and $7.5 million in fiscal 1997. This reflects the Company's strategy to develop its business of real estate limited partnership syndications through a former subsidiary. During fiscal 1997, 1996, and 1995, 820, 723, and 735 income producing properties were sold. Typically, these properties are acquired in distressed situations, requiring rehabilitation expenditures or having substantial tax delinquencies which need to be paid.

     Gains on the sale of land contracts were stable during fiscal 1996 and fiscal 1995, remaining approximately $3.0 million for both years and increased to $3.4 million in fiscal 1997. This reflects an increase in the number of loan originators employed by the Company and increased marketing efforts. The Company syndicated 16 pass-through pools with a total of $20.9 million of real estate related loans in fiscal 1997. In fiscal 1996, the Company syndicated 15 pass-through pools of real estate related loans with a total of $21.9 million of loans, as compared to 15 pools with a total of $22.5 million of loans in fiscal 1995. Gains as a percentage of total syndication amounts increased from 13.3% in fiscal 1995 to 13.6 % in fiscal 1996, and 16.3% in fiscal 1997. These percentages are consistent with past results.

     Expenses for fiscal 1997 increased by $16.7 million over fiscal 1996 from a total of $40.8 million to a total of $57.5 million, an increase of 40.9%. Expenses for fiscal 1996 increased by $7.3 million from a total of $33.5 million in fiscal 1995 to $40.8 million in fiscal 1996, an increase of 21.8%. These increases were in line with the overall increase in revenue during these three years. Higher expenses directly resulted from increases in virtually every category of revenue, reflecting the Company's overall growth to meet increases in production levels and number of loans serviced. As a percentage of revenue, however, payroll and commissions dropped from 46.7% to 42.6% and 40.8% for fiscal 1995, fiscal 1996 and fiscal 1997, respectively. These continued improvements in efficiency have resulted from the Company's commitment to keeping up with the available technology in the industry. Interest expense increased in fiscal 1997 to $11.4 million from $7.6 million in fiscal 1996 and $6.0 million in fiscal 1995, following increased production levels. As a percentage of revenue, interest expense has been 19.4%, 18.0% and 18.0% for fiscal 1997, 1996 and 1995, respectively. General and administrative expense remained consistent at 24.8%, 24.1% and 24.4%, as a percentage of revenue for fiscal 1997, 1996 and 1995, respectively. Amortization expense increased from $1.9 million in fiscal 1995 to $3.3 million in fiscal 1996 and $4.9 million in fiscal 1997. The increases correspond with the balances in the servicing portfolio and the corresponding runoff and increased amortization of certain deferred charges and other assets.

     The Company is party to financial instruments with off-balance-sheet risk in the normal course of business through the production and sale of mortgage loans and the management of interest rate risk. These financial instruments include commitments to extend credit and forward contracts to deliver and sell loans to investors. The Company is exposed to credit loss in the event of nonperformance by the counter-parties. However, the Company does not anticipate such nonperformance and the Company's exposure to credit risk with respect to commitments to extend credit are limited due to the non-recourse nature of the loans upon sale to investors meeting certain requirements. At January 31, 1995, 1996 and 1997, respectively, the Company had approved loans that had not yet closed amounting to approximately $23.08 million, $74.3 million and $40.1 million. See Note 9 of Notes to Consolidated Financial Statements.

INFLATION

     Inflation affects the Company primarily in the mortgage banking operations as a result of its impact on interest rates. Historically, interest rates have increased during periods of high inflation and this has had a negative impact on the Company's mortgage origination volume. Conversely, during periods of low inflation interest rates have also been low and this has had a positive impact on mortgage originations.

     The total dollar volume of land contracts purchased and originated have been consistent at $22.5 million, $21.9 and $20.9 for fiscal 1995, fiscal 1996, and fiscal 1997, respectively. The Company's land contract originations volume tends to run counter-cyclical to the mortgage origination cycle described above. As mortgage interest rates increase, especially above 11%, the use of land contract financing increases and has a positive impact on land contract originations. As interest rates decrease, mortgage financing activity increases and land contract originations tend to decrease.

     The Company's strategy of increasing its servicing portfolio may also act as an inflationary hedge. As interest rates increase, prepayments decrease, which decreases amortization expense and increases the earnings potential of the servicing portfolio. However, during periods of low inflation and decreasing interest rates, prepayments increase, which increases amortization expense and results in a decrease in the earnings potential of the servicing portfolio.

SEASONALITY

     The mortgage banking industry is usually subject to an unpredictable degree of seasonal trends. These trends reflect the general pattern of nationwide home sales. Such sales typically peak during the spring and summer seasons and decline to lower levels from October through January. In an effort to mitigate this, the Company currently has four offices in Florida and one office in Georgia.

                                   BUSINESS

MORTGAGE BANKING

     Mortgage banking is the business of acting as a financial intermediary in the origination of mortgage loans, the holding or warehousing of such loans, the subsequent marketing of such loans to investors and the ongoing management or servicing of such loans during the repayment term. Mortgage bankers earn revenue in each of the four phases of the mortgage banking process: origination, warehousing, marketing, and servicing.

     Origination. The origination of mortgage loans produces revenue through fees paid by the borrower upon applying for a loan and at the loan closing.
The origination process involves providing competitive mortgage loan rates, soliciting loan applications, performing title and credit review and funding loans at closing. The Company originates mortgage loans through direct solicitation of borrowers by its own sales force and through referrals from real estate brokers, builder-developers and others (commonly referred to as retail origination). In connection with the origination of each loan, the Company prepares mortgage documentation, conducts credit checks, has the property appraised by independent appraisers and closes the loan. The Company's underwriting standards and procedures with respect to loans it originates, as described above, conform to the requirements of its mortgage loan investors. Referrals from real estate brokers account for the largest portion of the Company's originated loans. In addition, advertising is used in the local markets where offices are located and generates additional origination activity.

     The following tables set forth the aggregate amount of retail loans and the percentage of such retail loans that related to properties in the various states in which the Company operates.


Year      State          $ Amount of Retail Loans  Percentage of Retail Loans
----      -----          ------------------------  --------------------------
1997      Michigan          $247 million                 40%
          Indiana             72 million                 12%
          Florida            103 million                 17%
          Ohio                35 million                  6%
          Illinois            82 million                 13%
1996      Michigan          $193 million                 39%
          Indiana             57 million                 11%
          Florida             85 million                 17%
          Ohio                46 million                  9%
          Illinois            55 million                 11%
1995      Michigan          $234 million                 59%
          Indiana             51 million                 13%
          Washington          31 million                  8%
          Ohio                48 million                 12%


The remaining retail loans for fiscal 1997, 1996 and 1995 related to properties located in various other states.

     The Company currently purchases a substantial portion of its originated mortgage loans through "wholesale" operations. Wholesale operations involve the origination of loans by unrelated mortgage companies which prepare the necessary documentation, but leave the credit evaluation, property appraisal and loan funding functions for the Company to perform. The standards of loan documentation by such unrelated mortgage company originators may not be as stringent as the standards applied by the Company on its own direct originations. For each wholesale loan the Company's credit evaluation and property appraisal procedures are the same as for its retail originations.

     The following tables set forth the aggregate amount of wholesale loans and the percentage of such wholesale loans that related to properties in the various states in which the Company operates.


Year    State     $ Amount of Wholesale Loans     Percentage of Wholesale Loans
----    -----     ---------------------------     -----------------------------
1997    Florida              $33 million                  17%
        Michigan              61 million                  31%
        Illinois              34 million                  18%
        Ohio                  41 million                  21%
1996    Florida              $11 million                   8%
        Michigan              66 million                  47%
        Illinois              28 million                  20%
        Ohio                  25 million                  18%
1995    Florida              $45 million                  33%
        Michigan              35 million                  25%
        Indiana               17 million                  12%
        Oregon                 9 million                   7%

The remaining wholesale loans for fiscal 1997, 1996 and 1995 related to properties located in various other states.

     The Company is engaged in the origination of conventional mortgage loans, secured by one- to four- family residential properties (including condominiums), that conform to the requirements for sale to either the Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The Company also originates non-conforming conventional loans that exceed the maximum amounts qualifying for sale to Freddie Mac or Fannie Mae currently $214,600 but that otherwise conform to their requirements ("jumbo loans"). The Company's principal mortgage banking subsidiary, MCA Mortgage, is an approved seller/servicer for Freddie Mac, the Government National Mortgage Association ("Ginnie Mae") and Fannie Mae, while its other principal subsidiary, MCA, is an approved seller/servicer for Freddie Mac. In addition, MCA Mortgage and MCA are qualified to originate mortgage loans insured by the Federal Housing Administration ("FHA") and mortgage loans partially guaranteed by the Veterans Administration ("VA"), which qualify for pooling by Ginnie Mae and qualify for sale to other institutional investors.

     The Company also originates loans which do not conform to Freddie Mac or Fannie Mae requirements. These "non-conforming" loans are typically made to self-employed individuals and others unable to meet the underwriting standards for conventional lending. Generally, these loans carry higher interest rates and fees commensurate with the additional credit risk. These loans are typically sold on the secondary market to a different group of investors than the conventional loans originated by the Company. The Company expanded its originations in this market through the acquisition of MCA-Ohio in July 1995, a company which has been engaged in this type of lending since 1993. In fiscal 1997, the Company expanded its originations of non-conforming loans by employing the $15 million received from the Detroit Policemen and Firemen Retirement System to recruit loan officers with non-conforming lending experience, and to open non-conforming lending branches.

     The following table sets forth for the periods indicated the number, dollar volume and percentage of total volume of the Company's loan production (dollars in thousands except Average Loan Balances):


                                                 FISCAL YEAR ENDED JANUARY 31,
                                         -----------------------------------------------
                                         1997             1996        1995        1994
                                         ----             ----        ----        ----
  RETAIL LOANS--                         (DOLLARS IN THOUSANDS)
      Conventional loans:
          Number of loans                      3,076        2,715       2,241       1,792
          Volume of loans                   $272,943     $234,154    $186,452    $225,111
          Percentage of total volume          33.71%       38.47%      33.04%      32.74%
      FHA/VA loans:
          Number of loans                      3,765        2,669       2,681       3,181
          Volume of loans                   $291,601     $202,803    $186,136    $215,146
          Percentage of total volume          36.01%       32.07%      32.99%      31.30%
      Non-conforming loans:
          Number of loans                        418          581       1,425       1,142
          Volume of loans                    $32,012      $34,133     $42,301     $19,188
          Percentage of total volume           3.96%        5.40%       7.50%       2.79%
      Jumbo loans:
          Number of loans                         68           40          41          61
          Volume of loans                    $17,491      $11,478     $11,397     $20,281
          Percentage of total volume           2.16%        1.81%       2.02%       2.95%
      Average loan balance                   $83,806     $ 81,860    $ 66,732    $ 74,830
      Total volume of retail loans (1)      $614,047     $491,568    $426,286    $479,726
WHOLESALE LOANS--
      Conventional loans:
          Number of loans                        546          617         655       1,664
          Volume of loans                    $48,048      $60,590     $54,740    $133,310
          Percentage of total volume           5.93%        9.58%       9.70%      19.39%
      FHA/VA loans:
          Number of loans                        427          309       1,059       1,066
          Volume of loans                    $37,904      $27,158     $73,746     $73,428
          Percentage of total volume           4.68%        4.30%      13.07%      10.68%
      Non-conforming loans:
          Number of loans                      1,803          995         122           *
          Volume of loans                   $108,928      $52,485      $9,463           *
          Percentage of total volume          13.45%        8.30%       1.68%           *
      Jumbo loans:
          Number of loans                          4            2           *           4
          Volume of loans                       $829         $480           *       $1,020
          Percentage of total volume           0.10%        0.07%           *        0.15%
      Average loan balance                   $70,400     $ 73,174     $75,136      $75,990
      Total volume of wholesale
        loans (2)                           $195,709     $140,713    $137,949     $207,758
TOTAL LOANS--
      Number of loans                         10,107        7,928       8,244        8,910
      Volume of loans                       $809,756     $632,281    $564,235     $687,484
      Average loan balance                   $80,118      $79,753     $68,608     $ 77,159

---------------
*Indicates that these types of loans were not originated by the Company during the applicable period.
(1) The total volume of retail loans for fiscal 1993 was $151.14 million. The total volume of wholesale loans for fiscal 1993 was $51.95 million. Further detail for fiscal 1993 is not available.
(2) During fiscal 1997, no single company was responsible for more than 10% of the Company's wholesale originations. During fiscal 1996, Watson Financial Group ("Watson") was responsible for 13% of the Company's wholesale originations. Watson is not affiliated with the Company. During fiscal 1995, no single company was responsible for greater than 10% of the Company's wholesale originations.

     At January 31, 1997 the Company had applications in process for approximately 2,022 mortgage loans, aggregating approximately $154 million.
By comparison, on January 31, 1996, the Company had applications in process for approximately 1,947 mortgage loans aggregating approximately $186 million. The Company anticipates, based on past history, that 75% to 80% of the loan applications will close within 45 to 90 days.

     Warehousing. Warehousing is the term used to describe the process of holding mortgage loans pending their sale to investors (typically financial institutions) or into the secondary market. During the warehousing period the Company earns income equal to the difference between the interest received on the mortgage loans and the interest paid on short-term advances from banks which are used typically to fund the mortgage loans. During periods when short-term warehouse borrowing rates exceed long-term mortgage lending rates, the warehousing of mortgage loans can result in a loss.

     Pending sale and delivery to investors, the Company's mortgage loans are funded almost entirely by borrowings under warehousing lines of credit from banks. The Company typically holds mortgage loans for a period of up to 60 days after closing in order to prepare them for sale. Borrowed funds are repaid when the Company receives payment upon the sale of the loans. Accordingly, the Company is dependent on loan sales to free warehousing credit lines in order that new loans can be closed.

     Among its short-term financing sources, the Company maintains a Loan Agreement with Texas Commerce Bank N.A. and a Mortgage Loan Agreement with Paine Webber Real Estate Securities. As is customary in the industry, these credit facilities can be terminated on demand or upon relatively short notice. In such an event, the Company would seek replacement or new credit facilities from other lenders for these existing lines of credit on terms at least as favorable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     Marketing. The offering, sale, packaging and delivery of closed mortgage loans to investors is the activity which distinguishes a mortgage banker as a financial intermediary from a portfolio lender or permanent investor.
Marketing mortgage loans is the most complex aspect (both financially and operationally) of the mortgage banking business. It requires matching the needs of the retail origination market (consisting of home buyers and homeowners seeking new mortgages) with the needs of the secondary market for mortgage loans (consisting of securities broker-dealers, depository institutions, insurance companies, pension funds and other investors). Conventional mortgage loans (i.e., those not guaranteed or insured by agencies of the federal government), which are secured by one-to-four family residential properties (including condominiums) and which comply with applicable requirements, are packaged for direct sale to mortgage investors. In addition, there is an active private market for mortgage loans which have not been pooled or securitized.

     Factors which may influence the market value of packaged loans include the general level of interest rates, the types of loans (e.g., conventional mortgage loans or larger jumbo loans), interest payment and principal amortization schedules (e.g., self-amortizing or balloon, fixed-rate or indexed adjustable-rate, equal monthly payment or adjustable payment), type of mortgaged property (e.g., one-to four family detached, row or townhouse, condominium or planned unit development), ratio of loan proceeds to appraised property value, property location, credit profile, and whether loans are packaged into pools (represented by securities) or sold separately on a whole loan basis.

     The following table sets forth for the periods indicated, the Company's loan production by type of interest payment and principal amortization schedule as well as loan to value ratio information (dollars in thousands):


                                                FISCAL YEAR ENDED JANUARY 31,
                                   ------------------------------------------------------
                                   1997      1996       1995       1994        1993
                                   ----      ----       ----       ----        ----
     30-year Fixed Rate:

        Number of Loans               6,092      5,349      4,569      5,084         818

        Volume of Loans            $492,949   $424,994   $339,394   $448,762    $ 94,297

        Percent of Total Volume      60.88%     67.22%     60.15%     65.28%      46.43%

     15-year Fixed Rate:

        Number of Loans                 785        611        844      1,953         673

        Volume of Loans             $49,149    $40,137    $49,536   $142,340    $ 50,985

        Percent of Total Volume       6.07%      6.35%      8.78%     20.70%      25.11%

     Adjustable Rate ("ARMS"):

        Number of Loans               1,487      1,239      1,217        299         248

        Volume of Loans            $143,453   $114,619   $108,983    $34,073    $ 26,534

        Percent of Total Volume      17.71%     18.13%     19.32%      4.96%      13.07%

     Other (1):

        Number of Loans                   0         69        352        194         245

        Volume of Loans                   -     $5,225     $6,154     $3,121    $  3,408

        Percent of Total Volume           -      0.82%      1.09%      0.45%       1.68%

     Balloon Payment:

        Number of Loans               1,743        660      1,242      1,380         464

        Volume of Loans            $124,205    $47,306    $60,167    $59,188    $ 27,863

        Percent of Total Volume      15.34%      7.48%     10.66%      8.61%      13.71%

     Total Number of Loans           10,107      7,928      8,224      8,910       2,448

     Total Volume                  $809,756   $632,281   $564,235   $687,484    $203,087

     Total Loan to Value Percent      84.1%      83.8%      90.5%      94.5%           *

 *  Indicates that information is not available.

(1) This category represents mortgages and land contracts with other than 15 or 30 year terms, which have no balloon payment.

     The following table sets forth for the periods indicated, the number, dollar volume and percent of total volume of the Company's loan production by occupancy status and type of mortgaged property (dollars in thousands):

                                                 FISCAL YEAR ENDED JANUARY 31,
                                   ------------------------------------------------------
                                   1997        1996       1995       1994        1993
                                   ----        ----       ----       ----        ----
     Detached - Single Family
     ------------------------
     Owner Occupied:

       Number of Loans                8,939      6,943      6,916      7,441      1,864

       Volume of Loans             $724,011   $578,154   $506,714   $636,440   $178,515

       Percent of Total Volume       89.41%     91.44%     89.81%     92.58%     87.90%

     Non-owner Occupied:

       Number of Loans                  442        133        947      1,088        447

       Volume of Loans              $20,733     $6,121    $28,603    $23,441   $ 14,427

       Percent of Total Volume        2.56%      0.97%      5.07%      3.41%      7.11%

     Other (1):

       Number of Loans                   76         66         39         64          9

       Volume of Loans               $6,022     $5,929     $3,310     $4,894   $    698

       Percent of Total Volume        0.75%      0.94%      0.59%      0.71%      0.34%

     Multi-United Commercial
     -----------------------

     Owner Occupied:

       Number of Loans                  523        360        262        265        101

       Volume of Loans              $52,489    $28,919    $19,909    $18,895   $  7,655

       Percent of Total Volume        6.48%      4.57%      3.53%      2.75%      3.77%

     Non-owner occupied:

       Number of Loans                  127        426         60         52         27

       Volume of Loans               $6,501    $13,158     $5,699     $3,814   $  1,792

       Percent of Total Volume        0.80%      2.08%      1.00%      0.55%      0.88%

---------------
(1) Includes second homes and vacant land.

     The sale of mortgage loans produces a net gain or loss equal to the sum of
(i) the difference between the principal amount of the loans and the net price at which the loans are sold (the cash gain or loss on sales) and (ii) the present value of the difference (the "premium on sale of mortgage loans"), if any, between the stated interest rate collected by the mortgage banker from the mortgage loan borrowers and the interest rate paid by the mortgage banker to the purchasers of the loans, net of a normal servicing fee.

     The Company typically holds its mortgage loans for up to 60 days before selling them to investors. The Company sells conforming loans either directly on a loan-by-loan basis to Freddie Mac, Fannie Mae or other financial institutions, or by a process of "securitization" of loan pools. Conforming loans and loans qualifying for securitization through Ginnie Mae programs may be grouped in pools and assigned to Freddie Mac, Fannie Mae or Ginnie Mae, as applicable, which issues a mortgage-backed security ("MBS") representing an undivided interest in the loan pool. For issuing the MBS, Freddie Mac, Fannie Mae or Ginnie Mae receives an annual fee, up to 0.50% of the declining principal amount of the loan pool. The Company, through investment bankers, may then sell these MBSs to investors or hold them for investment.

     Loan pools may be sold to Freddie Mac or Fannie Mae, or securitized in the form of Ginnie Mae mortgaged-backed securities and sold to institutional investors with or without recourse in the event of default by the borrowers.
If a loan pool is sold without recourse, Freddie Mac will typically charge a fee for issuing the MBS which is 0.05% to 0.07% higher than if such loan pool were sold with recourse. The Company decides to sell loan pools with or without recourse based primarily upon capital market conditions and perceived risks of the terms of such mortgage loan documents. To date all of the loan pools sold by the Company to Freddie Mac or Fannie Mae or through Ginnie Mae programs have been sold on a non-recourse basis.

     Mortgage loans are also sold on a loan-by-loan basis to banks, mortgage companies and other private investors and, in the case of conforming loans, may be sold to Freddie Mac or Fannie Mae. Such individual loan sales are typically made by the Company on a non-recourse basis. During fiscal 1997, 1996, 1995, 1994, and 1993, the Company made $809.8 million, $632.3 million, $564.2 million, $687.4 million and $203.1 million of non-recourse loans, respectively, and did not sell any loans with recourse. Loans underwritten and sold may be subject to repurchase if the underwriting standards of the investor are not met, potentially resulting in actual loss and/or the limitation of the Company's liquidity.

     The Company packages substantially all of its FHA-insured and VA-guaranteed mortgage loans into pools of loans sold in the form of pass-through mortgage-backed securities guaranteed by Ginnie Mae. With respect to loans secured through Ginnie Mae programs, the Company is insured against foreclosure loss by the FHA or partially guaranteed against foreclosure loss by the VA (at present generally 25% to 100% of the loan). Since the Company is not an end investor in these types of loans, its risk with respect to these loans is minimal. FHA-insured and VA-guaranteed mortgage loans represent approximately 33% of the Company's originations in any given year. The discontinuance of these programs would have a limited impact upon the Company due to the Company's ability to originate a substantial volume of conventional loans which enables the Company to market mortgage loans to Freddie Mac, Fannie Mae or other investors.

     The Company commits to sell loans in an amount equal to the closed loans held in inventory, plus a portion of the loans that the Company has committed to make but has not yet closed. This enables the Company to mitigate the interest rate risk resulting from the fact that market interest rates may change between the time that the Company commits to make or purchase a loan and the time the Company commits to sell or sells such loans. The portion of loans that have not yet closed which the Company commits to sell depends on numerous factors, including the total amount of the Company's outstanding commitments to make loans, the portion of such loans that is likely to close, the timing of such closings and anticipated changes in interest rates. The Company constantly monitors these factors and adjusts its commitments position accordingly. The Company's commitment position may consist of mandatory forward commitments on mortgage-backed securities or mortgage loans, options on mortgage-backed securities or treasury futures contracts, or outright futures contracts. See Note 9 of Notes to Consolidated Financial Statements for a discussion of financial instruments with off-balance-sheet risk.

     Non-conforming loans are sold to a different group of investors. They are typically packaged with other similar loans and sold servicing released, in bulk, to obtain a more favorable price. In the fourth quarter, the Company entered into an agreement with another party to sell substantial portions of the Company's non-conforming production for purposes of securitization. This entitles the Company to the difference between the weighted average coupon rate of the loan it originated and the security's stated yield, less a normal servicing fee and certain other fees.

     Servicing. At January 31, 1997, the Company owned servicing rights for mortgages with outstanding balances of approximately $1.48 billion and to land contracts with outstanding net balances of approximately $117 million. The Company intends to increase its servicing of residential mortgage loans, and to maintain a mortgage and land contract servicing system that emphasizes cash management and compliance with investor servicing requirements. To this end, the Company intends to purchase conventional mortgage loan servicing rights from other unaffiliated loan servicers.

     The Company also obtains additional servicing through the retention of servicing with respect to mortgages and land contracts that it originates and sells to others. For residential mortgage loans which it originates, the Company retains the servicing related to most of these loans temporarily, then sells the servicing rights from time to time on the open market. The Company intends to restrict its purchases of mortgage servicing to servicing that can be purchased at a price that provides targeted rates of return, and is compatible with the Company's systems and processes. During fiscal 1997, the Company has purchased servicing for a total of approximately $830 million of mortgage loans and has sold servicing for a total of approximately $1.8 billion of mortgage loans.

     A loan servicing portfolio creates an earning asset in the form of income created from servicing fees, which range generally from 0.25% to 0.50% per year for mortgage loans and from 0.25% to 2.5% per year for land contracts, based on the declining principal balance of the mortgage loans or the declining net principal balances of land contracts serviced, and the potential interest earnings on escrow funds held until the time payment for taxes and insurance must be made. Based upon current market conditions, the Company estimates that servicing rights for residential mortgage loans and land contracts have a market value from 1.25% to 2.5% and from 1.25% to 4.0%, respectively, of the principal balance of the mortgage loans and the declining net principal balances of land contracts serviced.

     One of the Company's strategies is to build and retain its servicing portfolio. The Company believes that it has developed systems that enable it to service mortgage and land contract loans efficiently and therefore enhance the returns it can earn from investments in servicing rights. In addition, the Company believes that the earnings from its servicing portfolio may to some extent offset the effect of interest rate fluctuations on loan origination revenue. In general, the value of the Company's loan servicing portfolio may be adversely affected as mortgage interest rates decline and expected loan prepayments increase. Income generated from the Company's loan servicing portfolio also may decline in such an environment. On the other hand, these effects may be offset somewhat by an increase in originations and servicing income attributable to new loans which historically increase in periods of declining mortgage interest rates. However, there can be no assurance that low mortgage rates will result in increased loan originations, particularly during periods of slow or negative economic growth. As of January 31, 1997, the weighted average rate on mortgages serviced by the Company but owned by others was 8.04% and the weighted average rate on mortgages and land contracts serviced by the Company but owned by MCA Mortgage or MCA-sponsored pass-through pools was 10.98%.

     The following table sets forth information about the Company's retail and wholesale loan origination and servicing activities:


                                                                               FISCAL YEAR ENDED JANUARY 31,
                                                                --------------------------------------------------------------
                                                                  1997          1996         1995         1994         1993
                                                                  ----          ----         ----         ----         ----
                                                                     (dollars in thousands, except average loan balance)
Beginning loan servicing portfolio                              $2,206,460   $1,303,628   $1,105,534     $234,743      $44,380

Add:

 Loans purchased and originated for resale                         727,007      632,281      536,881      687,484      203,087

 Loans purchased for syndication                                    20,849       25,597       27,354       19,188       16,475

 Mortgage servicing purchased (net of sales)                      (862,569)     618,780     (166,577)     471,587       98,808
                                                                ----------   ----------   ----------   ----------  -----------

                                                                $2,091,747   $2,580,286   $1,503,192   $1,413,002     $362,750
Less:

 Amortization                                                      (53,761)     (43,491)     (43,228)     (36,832)      (1,146)

 Prepayment of loans                                              (237,196)    (172,100)    (107,571)    (210,305)      (7,773)

 Loans sold with servicing sold                                   (199,748)    (158,235)     (48,765)     (60,331)    (119,088)
                                                                ----------   ----------   ----------   ----------    ---------

Ending loan servicing portfolio                                 $1,601,042   $2,206,460   $1,303,628   $1,105,534     $234,743
                                                                ==========   ==========   ==========   ==========    =========

Number of loans serviced (end of period)                            21,248       27,357       16,372       15,900        4,063

Average loan balance                                               $75,350      $80,650      $79,625      $69,530      $57,776

     The following table sets forth, for the periods indicated, the mortgage delinquency rate of the Company's loan servicing portfolio and information relating to foreclosed properties:

                                                  FISCAL YEAR ENDED JANUARY 31,
                                          --------------------------------------------
                                          1997     1996       1995      1994      1993
                                          ----     ----       ----      ----      ----
Delinquent mortgage loans at Period end:

30 days:

  Number of loans                           838      227        359       259       157

  Percent of total loans                  3.94%    0.83%      2.19%     1.87%     3.86%

60 days:

  Number of loans                           216       49         97        77        26

  Percent of total loans                  1.02%    0.18%      0.59%     0.56%     0.64%

90 days or more:

  Number of loans                           367       75        143        43        45

  Percent of total loans                  1.73%    0.27%      0.87%     0.31%     1.11%

Total delinquencies:

  Number of loans                         1,421      351        599       379       228

  Percent of total loans                  6.69%    1.28%      3.65%     2.74%     5.61%

                                   1997       1996      1995      1994      1993
                                   ----       ----      ----      ----      ----
Foreclosed Properties:

   Beginning inventory               122         84        83        84        34

   Properties acquired               106        136        89       122       162

   Ending inventory                  113        122        84        83        84

Aggregate carrying value,
   net (-000's)                   $2,576     $2,288    $1,500    $1,495    $1,701

Average carrying value           $22,798    $18,754   $17,854   $18,012   $20,246

OTHER BUSINESS ACTIVITIES

     Securitization and Syndication of Real Estate Interests. The Company is involved in marketing real estate interests in the form of pass-through securities which represent the ownership of undivided fractional interests in a defined pool of real estate related loans and loan participations. The Company's primary objective in marketing these securities is to provide investors with consistent high income without undue risk of loss. To accomplish this, the Company has developed a program of acquiring for resale real estate related investments consisting primarily of land contract seller's interests and real estate mortgage notes. The Company emphasizes investments in land contract seller's interests because of the traditional absence of competition from financial institutions in this market, which generally results in higher yields, and the belief that legal rights and remedies available to land contract sellers are more flexible and lead to collection of delinquent accounts with greater success than can be realized with respect to mortgage notes. In addition, a land contract may be used only as an instrument facilitating the sale and exchange of real property. Therefore, the nature of the debt owed by the land contract purchaser is a result of the purchaser's desire to own, through installment payments, the realty involved.

     Through January 31, 1997, the Company had sponsored more than 114 offerings of pass-through certificates. For each offering, a subsidiary acts as the sponsor and servicing agent for the land contracts, mortgages and other real estate interests which are held for the benefit of the certificate holders. Pursuant to the participation and servicing agreement relating to each pass-through pool ("Participation and Servicing Agreement"), the sponsor is obligated to purchase all outstanding participation certificates held by investors in that pass-through pool at such time as the aggregate net receivable balance of each pass-through pool is less than 10% of the original face amount. At January 31, 1997, the maximum amount of these future purchase commitments totalled approximately $9.4 million. The sponsor can satisfy its repurchase obligation for such a paid-down pool by arranging a purchase of the underlying real estate interests by another pass-through pool or a mortgage investor.

     The following table shows of the Company's originations and purchases of loans for syndication in pass-through pools during the fiscal years indicated:


                                                        FISCAL YEAR ENDED JANUARY 31,
                                           ---------------------------------------------------------------
                                              1997         1996         1995         1994         1993
                                              ----         ----         ----         ----         ----
Number of land contracts syndicated                855          933        1,002          798          308

Average balance                                $24,418      $23,485      $22,453      $17,759      $31,413

Total amount of land contracts syndicated  $20,877,360  $21,911,707  $22,498,079  $14,172,104   $9,675,388

Number of mortgage notes syndicated                 46           78          212          344          260

Average loan balance                           $62,930      $47,246      $22,906      $14,580      $26,152

Total amount of mortgage notes syndicated   $2,894,797   $3,685,207   $4,856,239   $5,015,723   $6,799,612

Total number of loans syndicated                   901        1,011        1,214        1,142          568

Average loan balance                           $26,384      $25,318      $22,513      $16,802      $29,005

Total amount syndicated                    $23,772,157  $25,596,914  $27,354,318  $19,187,827  $16,475,000

     Purchase and Resale of Real Property. The Company purchases and sells income-producing real estate, with sales made primarily to limited partnerships for which an affiliated company acts as general partner. This activity produces income to the Company in the form of gains on the sale of such real estate. In addition, MCA Realty purchases distressed residential real estate, which is rehabilitated and sold to non- related individuals. During the year ended January 31, 1997, the Company acquired and sold 820 single family homes for a total gain of $8.2 million, $7.5 million of which represented sales to the limited partnerships described above. During fiscal 1996, 1995, 1994 and 1993, the Company acquired and sold 723, 735, 415 and 268 single-family homes, respectively, for total gains of $7.3 million, $7.4 million $4.9 million and $3.5 million respectively, of which $6.5 million, $7.3 million, $4.8 million and $3.2 million, respectively, represented sales to related parties. See Note 14 of Notes to Consolidated Financial Statements for a summary of selected consolidated segment financial information.

     The income producing real estate which is purchased by the Company and its affiliates is acquired through the assistance of both affiliated and unaffiliated real estate brokers. Approximately 60% and 40%, respectively, is acquired through affiliated and nonaffiliated brokers. There appears to be increased competition for these income-producing real estate properties as real estate values continue to escalate and the economy continues to grow.

     Most of the income-producing real estate is sold by the Company and its affiliates on land contracts to limited partnerships controlled by an affiliate of the Company. These transactions are not arm's length transactions with independent third party appraisals. The land contracts are then sold by the Company to real estate pass-through pools of which MCA is the sponsor of the pools. The remaining balance of income- producing real estate is sold to unrelated third parties.

     Because most of the income-producing real estate sales are directed to affiliated partnerships, the normal real estate concerns associated with purchasers and fluctuating market values are not applicable. These partnerships are engaged in the business of renting income producing properties to individuals. The day-to-day real estate rental concerns are those of the syndicated real estate limited partnerships of the affiliates and not those of the Company. However, the payments to the Company pursuant to the land contract receivables are dependent upon the ability of these partnerships to generate and collect rental income.

     Other. During fiscal 1996, the Company made a common stock investment of approximately $1.0 million in a Delaware Limited Liability Company. The Company's passive investment in the Class B Securities issued by this Limited Liability Company provides it the right to participate in earnings and distributions, if any, subject to the preferential right of certain other stockholders. This type of investment is similar to other passive investments made by the Company. See Note 1 - "Investments" - of Notes to Consolidated Financial Statements.

COMPETITION

     The Company competes with other mortgage bankers, state and national banks, thrift institutions and insurance companies for loan originations and purchases. While there are several dominant competitors in the industry, the Company believes it is a mid-range mortgage company in its markets. Many of its competitors have substantially greater resources than the Company. However, the Company believes that it offers a more diversified and, in some cases, unique product line to its customers. The Company competes, in part, through print and electronic media advertising campaigns, by motivating its sales force through incentive compensation based on volume of loan originations, by maintaining a network of branch locations designed to provide sales support for its originators and by maintaining close relationships with real estate brokers and builder-developers.

REGULATION

     The Company is subject to the rules and regulations of, and examinations by, Freddie Mac, Fannie Mae, Ginnie Mae and the Department of Housing and Urban Development ("HUD") with respect to the processing, origination and purchase, sale and servicing of mortgage loans and contracts. These rules and regulations prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers and, in some cases, fix maximum interest rates, fees and loan amounts. The Company is required to meet certain financial requirements and to submit certified financial statements to these agencies annually. Mortgage loan origination activities are subject to the Equal Credit Opportunity Act, Federal Truth-in-Lending Act, Real Estate Settlement Procedures Act and the regulations promulgated thereunder which prohibit discrimination and require the disclosure of certain information to borrowers concerning credit and settlement costs. Mortgage loans, other than first mortgages, are also subject to the usury statutes of the states in which the Company does business. Additionally, there are various state laws affecting the Company's mortgage banking operations, including licensing requirements and substantive limitations on the interest and fees that may be charged. MCA Mortgage and MCA are registered with the Commissioner of the Michigan Financial Institutions Bureau under the Michigan Mortgage Brokers, Lenders, and Servicers Licensing Act and are subject to the provisions of such law. MCA Realty is a licensed real estate broker in the state of Michigan. Expansion of the Company's operations has subjected it to similar regulations in the states of Indiana, Illinois, Idaho, Kentucky, Maryland, Ohio, Florida, West Virginia, California, North Carolina and Pennsylvania.

EMPLOYEES

     At January 31, 1997, 452 individuals were employed by the Company, of which 433 were full-time employees, including 157 mortgage and land contract originators and mortgage and land contract servicers. The remaining full-time employees are administrative and management personnel. None of the Company's employees is represented by a bargaining agent. The Company believes its relations with its employees are good.

PROPERTIES

     The Company's executive and administrative offices and its mortgage banking and real estate operations are located in approximately 39,000 square feet of leased office space in Southfield, Michigan. The basic annual rent for the Southfield office space is approximately $482,000. The lease for this office expires on September 30, 1999. The Company believes that its offices are adequate for present purposes and for any foreseeable increase in its business activities. As of January 31, 1997, the Company leased office space in 29 other locations: 12 in Michigan, 4 in Indiana, 5 in Florida, 3 in Ohio, 2 in Illinois, one in Kentucky, one in North Carolina, and one in California. These locations are used by certain of the Company's mortgage and land contract originators.

LEGAL PROCEEDINGS

     The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information about the directors and executive officers of MCA Financial.


  Name and Age                 Principal Position(s) Held with MCA Financial
  ------------                 ---------------------------------------------
  Patrick D. Quinlan, 50       Chairman, Chief Executive Officer and Director
  Thomas P. Cronin, 50         Vice Chairman and Director
  Lee P. Wells, 36             President, Chief Operating Officer and Director
  Keith D. Pietila, 47         Executive Vice President and Director
  Alexander J. Ajemian, 33     Senior Vice President, Controller and Treasurer
  James B. Quinlan, 45         Director
  C. Thompson Wells, Jr., 56   Director
  D. Michael Jehle, 47         Director

     The Board of Directors is divided into three classes, with each class serving a three-year term. At each annual meeting of the stockholders, directors in the class whose term expires are elected to serve a three-year term. Lee P. Wells and Thomas P. Cronin are serving for a term ending at the annual meeting of stockholders to be held in 1997 and Patrick D. Quinlan, C. Thompson Wells and D. Michael Jehle are serving for a term ending at the annual meeting of stockholders to be held in 1998. Keith D. Pietila and James B. Quinlan are serving for a term ending at the Annual Meeting of Stockholders to be held in 1999.

     Executive officers serve at the pleasure of the Board of Directors. The business experience of each director and executive officer during the past five years is described below. Certain of the directors and executive officers of MCA Financial are also directors or officers of MCA Financial's other subsidiaries.

PATRICK D. QUINLAN has been Chairman of the Board, Chief Executive Officer and a director of MCA Financial since its inception and served as President of MCA Financial from its inception until July 1995. Mr. Quinlan was a founder and served as Chairman of the Board, President and a director of MCA Mortgage from 1985 until July 1992. Mr. Quinlan is the brother of James B. Quinlan. See "Principal Stockholders."

THOMAS P. CRONIN has been Vice Chairman of MCA Financial since July 1995 and a director of MCA Financial since January 1993. Mr. Cronin has been Chief Executive Officer of MCA Mortgage from November 1993 until February 1997. Mr. Cronin served as President of MCA Mortgage from October 1992 until November 1993 and has been a director of MCA Mortgage since August 1992. From October 1990 until October 1992, Mr. Cronin was an Executive Vice President of MCA. From 1977 until 1990, Mr. Cronin was a member of the Chicago Board of Trade and a licensed floor broker with the Commodity Futures Trading Commission.

LEE P. WELLS has been President and Chief Operating Officer of MCA Financial since July 1995 and has been a director of MCA Financial since its inception. Mr. Wells served as Executive Vice President of MCA Financial from its inception until July 1995, and served as Executive Vice President of MCA Mortgage from 1990 until November 1993 and was a director of MCA Mortgage from 1990 until July 1992. Mr. Wells is responsible for land contract originations and syndication of land contracts and mortgages into pass-through pools which are sold to private mortgage investors. From 1987 until 1990 Mr. Wells was a Vice President of MCA Mortgage, and served as the Controller of MCA Mortgage from 1987 until 1988. Mr. Wells is the son of C. Thompson Wells, Jr. See "Principal Stockholders."

KEITH D. PIETILA has been Executive Vice President and Chief Financial Officer of MCA Financial since July 1995 and has been a director of MCA Financial since its inception. Mr. Pietila served as Chief Operating Officer and Vice President of MCA Financial from MCA Financial's inception until July 1995. Mr. Pietila also was a Vice President, Chief Financial Officer and Chief Operating Officer and a director of MCA Mortgage from 1990 until July 1992. Mr. Pietila has been a Director of U.S. Mutual Financial Corporation since 1991. From 1982 until 1990, Mr. Pietila was employed by Acorn Building Components, Inc., and served in several positions, the last of which was as Chief Operating Officer.

ALEXANDER J. AJEMIAN has been a Senior Vice President of MCA Financial since July 1995 and has been Controller and Treasurer of MCA Financial since its inception. Mr. Ajemian served as Vice President of MCA Financial from its inception until July 1995, served as Vice President of MCA Mortgage since November 1992 and has served as Treasurer of MCA Mortgage since November 1993. Mr. Ajemian was the Controller of MCA Mortgage from 1990 until July 1992 and was the Vice President and Assistant Secretary of MCA Mortgage from 1991 until July 1992. From 1986 until 1990, Mr. Ajemian was in the audit department of BDO Seidman, independent certified public accountants. Mr. Ajemian is a Certified Public Accountant licensed in Michigan.

JAMES B. QUINLAN has been a director of MCA Financial since its inception. Mr. Quinlan is the President of Standard Home Mortgage, Inc., a residential mortgage broker located in Grosse Pointe, Michigan. Mr. Quinlan served as Senior Vice President of MCA Financial from 1991 until August 1993. Mr. Quinlan has served as a director of MCA Mortgage since 1985 and served as a Senior Vice President of MCA Mortgage from 1985 until August 1993. Mr. Quinlan also served as Treasurer of MCA Mortgage from 1985 until August 1993. Mr. Quinlan is the brother of Patrick D. Quinlan and the brother-in-law of David C. Wells. See "Principal Stockholders."

C. THOMPSON WELLS, JR., has been a director of MCA Financial since its inception and previously served in the same capacity with MCA Mortgage from 1990 until July 1992. Since 1987, Mr. Wells has been the President of Wells' System, Inc., a consulting firm, and has been involved in child care centers as the Chief Executive Officer of three primary entities: Discovery Learning Centers, Discovery Learning Centers Limited Partnership and Kids at Work, operating through 25 other related secondary entities. Of these entities four filed bankruptcy petitions in 1991 and 1992. Two entities have completed their liquidations and the other two entities' petitions under the Bankruptcy laws have been dismissed. Mr. Wells is also the President and a director of Austin Kids, Inc., which filed a bankruptcy petition in December 1994 and for which an order confirming its plan of reorganization was entered in April 1995. Since September 1996, Mr. Wells has served as President and Chief Executive Officer of RIMCO Financial Corp., a company affiliated with MCA Financial Corp. C. Thompson Wells, Jr. is the father of Lee P. Wells. See "Principal Stockholders."

D. MICHAEL JEHLE has been a director of MCA Financial since November 1993 and has served as a director of MCA Mortgage since November 1993. Mr. Jehle served as President and Chief Operating Officer of MCA Mortgage from November 1993 to November 1994 and since March 1996 has been the Chairman- Office of Production for MCA Mortgage. Mr. Jehle served as the President and Chief Executive Officer of Rimco Financial Corporation from November 1994 to February 1996 and currently serves as a director of Rimco Financial Corporation. Prior to joining the Company, Mr. Jehle was employed by First Fidelity Thrift and Loan in San Diego, California, from 1991 to 1993 in both loan production and servicing capacities. From 1989 to 1991, Mr. Jehle was self-employed in both residential and commercial loan originations and prior to that he was President of ABQ MoneyCenter, Inc., in San Diego, California.


COMPENSATION

     The following table sets forth, for the fiscal years shown, information regarding amounts paid to or accrued for the Chief Executive Officer of MCA Financial and the other four most highly compensated executive officers of MCA Financial (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                   Annual Compensation                Long Term Compensation Awards
                                   -------------------                -----------------------------
                                   Fiscal                             Restricted Stock      All Other
Name and Principal Position        Year        Salary       Bonus     Awards(1)             Compensation (2)
---------------------------        ----        ------       -----     ---------             ----------------
Patrick D. Quinlan -
 Chairman and                      1997          $208,061   $---           $---                    $23,172
 Chief Executive                   1996           206,458    ---            ---                     16,048
 Officer                           1995           195,000    ---            ---                     16,878
Thomas P. Cronin -                 1997          $224,136   $---           $---                     $9,670
 Vice Chairman                     1996           218,099    ---            ---                      9,670
                                   1995           204,200    ---        110,000                      9,670
Lee P. Wells -                     1997          $170,000  $26,675         $---                     $1,766
 President and Chief               1996           159,583   19,500          ---                      2,146
 Operating Officer                 1995           117,000   40,000          ---                      1,766
Keith D. Pietila -
 Chief Financial                   1997          $160,000  $30,000       $  ---                    $11,640
 Officer and                       1996           153,333   25,000          ---                     11,552
 Executive Vice President          1995           124,800   22,000       66,000                     10,818
Alexander J. Ajemian-              1997          $100,000  $15,000       $  ---                       $---
 Controller, Treasurer and         1996            94,375   10,000          ---                        ---
 Senior Vice President             1995            69,600    ----        66,000                        ---

-----------------
(1) During fiscal 1995, Mr. Pietila was awarded 6,000 shares of restricted stock with a value of $66,000, with 2,000 shares vesting in each of fiscal 1996, 1997 and 1998. As of January 31, 1996, Mr. Pietila held 4,000 shares of restricted stock with a value of $27,160. During fiscal 1995, Mr. Cronin was awarded 10,000 shares of restricted stock with a value of $110,000 with 6,000 shares vesting in fiscal 1996 and 2,000 shares vesting in each of fiscal 1997 and 1998. As of January 31, 1996, Mr. Cronin held 4,000 shares of restricted stock with a value of $27,160. During fiscal 1995, Mr. Ajemian was awarded 6,000 shares of restricted stock with a value of $66,000, with 2,000 shares vesting in each of fiscal 1996, 1997 and 1998. As of January 31, 1996, Mr. Ajemian held 4,000 shares of restricted stock with a value of $27,160. Dividends are payable on the restricted stock when paid on the Company's Common Stock.
(2) Represents for each of the Named Executive Officers, premiums paid by the Company for life insurance for the last fiscal year.


     For the year ended January 31, 1997, the Company paid non-employee directors an annual fee of $20,000 and paid James B. Quinlan an additional annual fee of $10,000 for serving on the board of MCA Mortgage. This policy is subject to review annually.

INDEMNIFICATION AND LIMITATION OF LIABILITY MATTERS

     The Company's Restated Articles of Incorporation require the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by law, for expenses, judgments, penalties, fines and amounts paid in settlement in connection with any pending, threatened or completed action, suit or proceeding (other than by or in the right of the Company), to which any such person was made a party by reason of the fact that he or she was acting in such capacity for the Company or was serving as such for another corporation or enterprise at the Company's request. Such indemnification will be provided if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company or its stockholders, or in respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful. In actions by or in the right of the Company, indemnification is limited to expenses and amounts paid in settlement.

     The Michigan Business Corporation Act ("MBCA") permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company's Restated Articles of Incorporation limit liability to the maximum extent permitted by law. The Company's Restated Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any of the following (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declaring an unlawful dividend or distribution to stockholders; (iv) a transaction from which the director derives an improper personal benefit; and (v) an act or omission occurring prior to the effective date of the pertinent article. As a result of the inclusion of such a provision, stockholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Patrick D. Quinlan, Keith D. Pietila and Lee P. Wells served on the Compensation Committee of the Board of Directors of the Company during the year ended January 31, 1997. Each of Messrs. Quinlan, Pietila and Wells is a director and executive officer of the Company. Messrs. Quinlan and Wells are executive officers and directors of Rimco Financial Corporation and certain of its subsidiaries and Mr. Jehle is a director of Rimco Financial Corporation. Messrs. Wells and Pietila are also directors and officers of Property Corporation of America ("PCA") and Mr. Quinlan is a director of PCA. Mr. Pietila is an officer and director of U.S. Mutual Financial Corporation.

     From time to time, the Company and its subsidiaries have entered into various contracts and other transactions with affiliates of the Company, including certain officers and directors of the Company. The terms and conditions of such transactions were not negotiated at arm's length and may not have been as favorable to the Company as terms and conditions that would have been obtained with unaffiliated parties.

     During fiscal 1997, 1996 and 1995, the Company recognized a gain of $7,539,447, $6,529,708, and $7,365,199, respectively, on the sale of properties purchased from unrelated third parties and subsequently sold to limited partnerships whose general partner is owned by Patrick D. Quinlan and Lee P. Wells. During fiscal 1997, fiscal 1996, and fiscal 1995, the Company paid commissions in connection with the acquisition of these properties totaling $1,968,000, $1,735,000, and $1,315,000, respectively, to Rimco Financial
Corp. which is owned equally by Patrick D. Quinlan, Lee P. Wells and Leroy G. Rogers.

     The Company provides accounting and administrative services to U.S. Mutual Financial Corporation ("U.S. Mutual") and receives a base monthly fee of $3,000 plus additional amounts as periodically agreed to by the respective parties. U.S. Mutual is a publicly-owned corporation; however, Patrick D. Quinlan together with his wife, Cheryl J. Quinlan, and James B. Quinlan, their brother John E. Quinlan and their mother Bonnie B. Quinlan collectively own approximately 15% of the outstanding voting stock of U.S. Mutual, and it is therefore considered an affiliate of the Company, as defined by the Securities and Exchange Commission. This service arrangement can be terminated by either party at any time. The Company earned $36,000 in management fees for administrative services provided to U.S. Mutual during each of fiscal 1997, 1996 and 1995. Keith D. Pietila is a director of U.S. Mutual.

     From time to time, the Company retained Consulting Services of America, Inc. ("CSA") as a consultant for specific long range planning and other projects. During fiscal 1995 and 1994, the Company retained the Alquin Group, Inc. ("Alquin") to provide similar services. John E. Quinlan, the brother of Patrick and James Quinlan, is a stockholder, director and executive officer of CSA and was a stockholder, director and executive officer of Alquin. For its services, CSA charges the Company its normal billing rate of $150 per hour, and receives a minimum retainer of $5,000 per month. During fiscal 1997 and 1996, the Company paid $105,000 and $120,000, respectively, in consulting fees to CSA. During fiscal 1995, the Company paid $123,080 in consulting fees to Alquin.

     In July 1995, Janet K. Wells, the wife of C. Thompson Wells, Jr., and the mother of Lee P. Wells, purchased 20,000 shares of common stock of the Company for $30 per share in exchange for promissory notes with an aggregate principal amount of $600,000, secured by mortgages on certain appraised real estate. The appraisal was performed by the Real Estate Appraisal Group, an unaffiliated licensed real estate appraisal firm, and the value of the stock was negotiated by the parties with approval by the Company's Board of Directors.

     From time to time the Company has made working capital loans to related entities, and these entities have entered into transactions in the ordinary course of business with the Company pursuant to which the Company accrues net payables to these entities. At January 31, 1997, 1996 and 1995, the Company's accounts receivable from these related entities, net of accounts payable to these entities, were $571,000, $793,000, and $796,000, respectively, due from Rimco Financial Corp., a company owned by Patrick D. Quinlan, Lee P. Wells and Leroy G. Rogers, and $1.67 million, $1.68 million and $1.10 million, respectively, due from Property Corporation of America, the common stock of which is owned by Patrick D. Quinlan and Lee P. Wells. In addition, there is $3.4 million due from investor pass-through pools sponsored by MCA Mortgage or MCA and limited partnerships sponsored by other affiliates of the Company. On January 31, 1995, MCA Financial purchased all of the issued and outstanding common stock of Rimco Realty & Mortgage Company from Rimco Financial Corp. for $12,918. The payment for such shares was in the form of a reduction in debt owned by Rimco Financial Corp. to MCA Financial. Rimco Realty & Mortgage Company was engaged in the purchase and sale of residential real estate and now operates as MCA Realty Corporation.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of April 1, 1997, regarding each person known by the Company to own more than five (5%) percent of the issued and outstanding shares of Common Stock of the Company, each current director, each of the Named Executive Officers and all directors and executive officers of the Company as a group. Unless otherwise noted, each person is the record owner of the shares indicated and possesses the sole voting and investment power with respect to such shares. Unless otherwise noted, the address for each person is 23999 Northwestern Hwy., Southfield, Michigan 48075.


                                                AMOUNT AND
                                                NATURE OF        PERCENT
                                                BENEFICIAL         OF
        NAME AND ADDRESS                        OWNERSHIP        CLASS(1)
        ----------------                        ----------       --------
        Patrick D. Quinlan                      112,135 (2)       21.43%
        James B. Quinlan                         55,734 (3)       10.65%
         17150 Kercheval Ave.
         Grosse Pointe, Michigan  48230
        C. Thompson Wells, Jr.                   86,200 (4)       16.47%
        Lee P. Wells                             48,372 (2)        9.24%
        NML, Inc.                                33,700 (2)        6.44%
        David C. Wells                           28,347 (5)        5.42%
        Keith D. Pietila                         28,167 (6)        5.38%
        Thomas P. Cronin                         13,200 (6)        2.52%
        D. Michael Jehle                         11,000 (6)        2.10%
        Janet K. Wells                           86,200 (4)       16.47%
         3 Sycamore
         Grosse Pointe, Michigan 48230
        Alexander J. Ajemian                      8,280 (6)        1.58%
        All executive officers and directors
          as a group (8 persons)                397,293 (2)(4)(6) 75.92%

---------------
(1) As of April 1, 1997, there were 523,283 shares of Common Stock of the Company outstanding. This number includes 20,002 shares of Common Stock which are subject to forfeiture.
(2) Patrick D. Quinlan owns 50% of NML, Inc. and Lee P. Wells owns 50% of NML, Inc.
(3) These 55,734 shares are held by Standard Home Mortgage, Inc., a corporation wholly owned by James B. Quinlan. Of these shares, 1,334 are subject to forfeiture.
(4) Janet K. Wells holds 86,200 shares in revocable trust and has voting and investment power with respect to these shares. Ms. Wells is the wife of
     C. Thompson Wells, Jr., who disclaims beneficial ownership of these shares.
(5)  Includes 1,334 shares subject to forfeiture.
(6) Includes the following shares that were issued pursuant to compensation arrangements and are subject to forfeiture: Mr. Pietila - 2,000 shares; Mr. Cronin - 2,000 shares; Mr. Jehle - 2,668 shares; Mr. Ajemian - 2,000 shares; and all executive officers and directors as a group - 10,002 shares.

                    DESCRIPTION OF SERIES 1997 DEBENTURES

     General. In this Offering the Company is offering for sale up to $10,000,000 aggregate principal amount of __% Subordinated Debentures Series 1997, Due June 1, 2003 (the "Series 1997 Debentures"). The Series 1997 Debentures are unsecured obligations of the Company and are to be issued under an Indenture (the "Indenture"), between the Company and First Union National Bank, as Trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this Prospectus forms a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture, including the definitions of certain terms in the Indenture. Wherever particular provisions and definitions of the Indenture are referred to, such provisions and definitions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by those references. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended. In the discussion that follows, and unless otherwise noted, the references to the Company are to MCA Financial only and do not include any of its subsidiaries.

     Since the Company is a holding company, its rights and, indirectly, the rights of its creditors, including the holders of the Series 1997 Debentures, to participate in any distribution of assets of the Company's subsidiaries upon a liquidation or reorganization of any subsidiary will be subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be a creditor with recognized claims against its subsidiaries. In the event a receiver or trustee is appointed for one or more of the Company's subsidiaries or in the event of their insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or any other marshalling of assets and liabilities of these entities, the Company will not be entitled to participate or share, ratably or otherwise, in the distribution of the assets of that subsidiary until all claims of all other present and future creditors of that subsidiary have been fully satisfied.

     The Indenture provides that the Company may issue additional debt during or after the offering of the Series 1997 Debentures and such debt may be either superior to, on a par with, or subordinated to the Series 1997 Debentures.

     The total amount of Series 1997 Debentures that may be issued under the Indenture and sold by the Company is limited to $10,000,000. Interest on the Series 1997 Debentures will accrue from the Date of Issue and will be payable on March 1, June 1, September 1 and December 1 of each year at the rate of __% per annum. Interest will be payable to the person in whose name the Series 1997 Debentures are registered at the close of business on the first day of the proceeding calendar month in which falls an Interest Payment Date. The Series 1997 Debentures will mature on June 1, 2003, unless redeemed earlier at the option of the Company or at the request of a Holder or a Holder's authorized representative upon the death of a Holder as set forth below. See "- Optional Redemption" and "- Holders' Right of Redemption."

     All interest payments to be made to registered holders of Series 1997 Debentures shall be paid directly by the Company to the Trustee, and the Trustee shall mail these interest payments on the Interest Payment Date to the Holders that are listed in the Debenture Register. Principal of the Series 1997 Debentures will be payable at maturity or upon redemption prior to maturity by the Trustee by check mailed to the person entitled to payment, upon surrender of the Series 1997 Debentures.

     The Company will issue the Series 1997 Debentures only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Holders may transfer or exchange the Series 1997

Debentures by surrendering them for transfer or exchange at the Corporate Trust Department of the Trustee, duly endorsed for transfer. The Series 1997 Debentures will be transferable or exchangeable without service charge, but the Company may require payment to cover taxes or other government charges. The Series 1997 Debentures must be surrendered to the Trustee in order to receive principal payments.

     Optional Redemption. Under the Indenture, the Company may redeem all of the Series 1997 Debentures at any time on or after June 1, 1999, or some of them from time to time on or after June 1, 1999, at the following redemption prices (expressed in percentages of the principal amount to be redeemed), plus accrued interest to the redemption date:


         Year                                   Percentage
         ----                                   ----------
         June 1, 1999 through May 31, 2000        102.0%
         June 1, 2000 through May 31, 2001        101.0%
         June 1, 2001 and thereafter              100.0%


     If the Company elects to redeem the Series 1997 Debentures in whole or in part, it shall notify the Trustee of the desired redemption date and the principal amount of Series 1997 Debentures to be redeemed. If less than all of the Series 1997 Debentures are to be redeemed, the Trustee shall select the Series 1997 Debentures to be redeemed either pro-rata or by lot, as the Trustee in its sole discretion shall choose. Series 1997 Debentures shall be redeemed only in denominations of $1,000 or integral multiples thereof.

     At least 30 days but not more than 60 days prior to a redemption date the Company shall mail, or shall cause the Trustee to mail, a notice of redemption by first-class mail to each Holder of Series 1997 Debentures to be redeemed. The notice shall identify the Series 1997 Debentures to be redeemed and shall state (1) the redemption date and redemption price, (2) the name and address of the Paying Agent, (3) in the event that a Debenture is to be redeemed in part only, the portion of the principal amount thereof to be redeemed, and that on and after the redemption date, upon surrender of the Series 1997 Debenture a new Series 1997 Debenture, equal in principal amount to the unredeemed portion thereof, will be issued, (4) that Series 1997 Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price and (5) that interest on the Series 1997 Debentures to be redeemed ceases to accrue on and after the redemption date.

     Holders' Right of Redemption. The Indenture provides that on each March 1, commencing with March 1, 1999, upon request by a Holder or on behalf of a deceased Holder, the Company will redeem such Holder's Series 1997 Debentures, but only up to $25,000 principal amount per Holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all Holders, without any premium, provided that (a) the Series 1997 Debentures have been registered in the name of the Holder or the deceased Holder for a period of at least six months prior to the date of such request for redemption, (b) the Trustee has been notified in writing of a request for redemption within one year after a deceased Holder's death, and (c) the Company is not, or, after giving effect to such redemption would not be, in default under any Senior Indebtedness. Series 1997 Debentures for which such redemption is requested on behalf of a deceased Holder will be repaid at 100% of the principal amount thereof, whereas Series 1997 Debentures for which redemption is requested by any other Holder will be repaid at 95% of the principal amount thereof; in either case, interest accrued to the Redemption Date will also be paid. Redemption will be made on the March 1 next following a duly made redemption request. Redemption requests shall be made to the Trustee and contain the following: (i) a written request for redemption signed by a Holder or the duly authorized representative of a deceased Holder, which (in the case of a deceased Holder) shall indicate the name of the deceased Holder and the date of his death and shall indicate the principal amount of Series 1997 Debentures to be redeemed, up to $25,000, (ii) the Series 1997 Debentures to be redeemed, and (iii) evidence of the death of a deceased Holder and of the authority of his representative. After receiving an initial redemption payment, a Holder or the authorized representative of a deceased Holder may annually request that the Company redeem additional Series 1997 Debentures in the principal amount of up to $25,000 each year, which the Company will honor on March 1 of the succeeding year, subject to the further limitation that Holders other than those representing a deceased Holder may not have more than $50,000 principal amount of Series 1997 Debentures redeemed in the aggregate. Authorized representatives of a deceased Holder include executors, administrators or other legal representatives of an estate, trustees of a trust, joint owners of Series 1997 Debentures owned in joint tenancy or tenancy by the entirety, custodians, conservators, guardians, attorneys-in-fact, and other persons generally recognized as having legal authority to act on behalf of another.

     In applying the annual aggregate redemption limit of $100,000, the Trustee shall give priority in the redemption of Series 1997 Debentures as follows: first, to requests for redemption received prior to December 1 of each year made on behalf of deceased Holders on a pro rata basis, and second, to all other Holders of Series 1997 Debentures, on a pro rata basis.

     The death of a Person owning a Series 1997 Debenture in joint tenancy or tenancy by the entirety with another or others shall be deemed the death of the Holder of the Series 1997 Debenture, and the entire principal amount of the Series 1997 Debenture so held shall be subject to redemption, together with interest accrued thereon to the Redemption Date. The death of a Person owning a Series 1997 Debenture by tenancy in common shall be deemed the death of a Holder of a Series 1997 Debenture only with respect to the deceased Holder's interest in the Series 1997 Debenture so held by tenancy in common; except that in the event a Series 1997 Debenture is held by husband and wife as tenants in common, the death of either shall be deemed the death of the Holder of the Series 1997 Debenture and the entire principal amount of the Series 1997 Debenture so held shall be subject to redemption. The death of a Person who, during his lifetime, was entitled to substantially all of the beneficial interests of ownership of a Series 1997 Debenture, will be deemed the death of the Holder thereof for purposes of this provision, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Company. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife, and trust arrangements where one Person has substantially all of the beneficial ownership interests in the Series 1997 Debenture during his lifetime.

     Subordination. Any payment on the Series 1997 Debentures is subordinated at all times, including upon liquidation of the Company, to the prior payment of all "Senior Indebtedness" of the Company due and owing. Senior Indebtedness is defined in the Indenture to mean all Indebtedness of the Company for money borrowed from others, whether outstanding on the date of the Indenture or thereafter created or incurred, which is not by its terms either expressly subordinate and junior to, or on a parity with, the Series 1997 Debentures. At January 31, 1997, MCA Financial had $35.2 million of Senior Indebtedness outstanding. In addition, at January 31, 1997, MCA Mortgage and MCA, the Company's principal subsidiaries, had $72.3 million aggregate indebtedness outstanding, including amounts owing under all of their mortgage warehousing credit facilities, which the Company has guaranteed. Since the Company is a holding company, its rights and, indirectly, the rights of its creditors, including the holders of the Series 1997 Debentures, to participate in any distribution of assets of such subsidiaries upon a liquidation or reorganization of either of them will be subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be a creditor with recognized claims against its subsidiaries.

     No payment of the principal of, or interest on, the Series 1997 Debentures may be made if the Company is at the time in default with respect to any Senior Indebtedness, or if such payment would cause the Company to be in default with respect to any Senior Indebtedness, subject to exceptions for the cure or waiver of any such default. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, as discussed below, all Senior Indebtedness would be required to be paid in full before any payment of principal or interest on the Series 1997 Debentures may be made. Such subordination will not prevent the occurrence of any Event of Default (as defined below) under the Indenture. BY REASON OF THE SUBORDINATION OF THE SERIES 1997 DEBENTURES, IN THE EVENT OF LIQUIDATION OF THE COMPANY, THE RECOVERY, IF ANY, TO THE HOLDERS OF SERIES 1997 DEBENTURES MAY BE LESS, PROPORTIONATELY, THAN TO HOLDERS OF SENIOR INDEBTEDNESS. THERE ARE NO LIMITATIONS ON THE AMOUNT OF SENIOR INDEBTEDNESS THAT MAY BE ISSUED OR INCURRED IN THE FUTURE.

     Restrictions on Dividends. So long as the year-end Common Equity (the aggregate amount of the Common Stock, Additional Paid-in Capital and Retained Earnings accounts) of the Company is less than $2,000,000, as reflected on the Company's annual consolidated balance sheet, or if an Event of Default has occurred and is continuing, the Indenture provides that the Company will not
(i) declare or pay any dividend or make any distribution on its Equity Securities (other than dividends or distributions payable in shares of Equity Securities of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any shares of Equity Securities of the Company; or (iii) permit any Subsidiary to purchase, redeem or otherwise acquire or retire for value any shares of Equity Securities of the Company. Otherwise, the Company may declare and pay dividends on, make distributions on, and purchase, redeem or otherwise acquire or retire for value shares of its Equity Securities.

     Consolidation, Merger or Transfer. The Company may not consolidate with, merge with, or transfer all or substantially all of its assets to another entity unless such other entity assumes the Company's obligations under the Indenture and unless, after giving effect thereto, no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing. Any consolidation, merger or acquisition of assets of the Company is further conditioned on the surviving corporation having a Consolidated Net Worth equal to or greater than that of the Company and the satisfaction of certain other requirements. While the concept of "substantially all" of the assets of a company has not been defined under Michigan law or by any Michigan judicial decision, counsel has advised the Company that the potential sale of assets having an aggregate book value of more than 50% of the total book value of all assets, or the potential sale of assets from which more than 50% of the Company's gross revenues were derived during the most recent fiscal year, would be subject to this restriction.

     Event of Default. An Event of Default, as defined in the Indenture, includes: (a) default in the payment of the principal on any Series 1997 Debenture at its Maturity or upon redemption; (b) default in the payment of interest on any Series 1997 Debenture when it becomes due and payable, and continuance of such default for a period of ten (10) days after notice of such default to the Company by the Trustee; (c) a default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture for a period of 30 days after receipt of written notice specifying the default and requiring the Company to remedy such default; (d) default in the payment at stated maturity of certain indebtedness for money borrowed of the Company or any of its Subsidiaries; (e) appointment of a receiver or conservator of the

Company or any of its Subsidiaries in certain circumstances; and (f) certain events of insolvency, receivership, conservatorship or reorganization.

     Within 90 days after the occurrence of any default, as defined in the Indenture, the Trustee shall give the Series 1997 Debenture holders notice of all uncured defaults known to it; provided that, except in the case of a default in the payment of the principal of or interest on any Series 1997 Debentures, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the Series 1997 Debenture holders.

     If an Event of Default occurs and is continuing, the Trustee, in its discretion may, and, at the written request of holders of a majority in aggregate principal amount of the Series 1997 Debentures Outstanding and upon being indemnified to its satisfaction shall, proceed to protect and enforce its rights and the rights of the Series 1997 Debenture holders. If an Event of Default occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Series 1997 Debentures Outstanding may declare the principal of all the Series 1997 Debentures to be due and payable immediately, by a notice in writing to the Company, and to the Trustee if given by Series 1997 Debenture holders, and upon any such declaration such principal will become immediately due and payable, subject to the limitation on accelerations described below. Prior to acceleration of maturity of such Series 1997 Debentures, the Holders of a majority in principal amount of the Series 1997 Debentures Outstanding may waive an Event of Default resulting in acceleration of such Series 1997 Debentures but only if all Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

     The Company must furnish annually to the Trustee an Officers' Certificate stating whether, to the best of the knowledge of the signers, the Company is in default under any of the provisions of the Indenture, and specifying all such defaults and the nature thereof of which they have knowledge.

     A Holder of any Series 1997 Debenture will not have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Series 1997 Debentures have made a written request, and offered reasonable indemnity, to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee and (iii) the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Series 1997 Debentures a direction inconsistent with such written request and shall have failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity. However, the Holder of any Series 1997 Debenture will have an absolute right to receive payment of and the principal of and interest on such Series 1997 Debenture on or after the respective due dates and to institute suit for the enforcement of any such payment.

     Modification and Waiver. With certain limited exceptions which permit modification of the Indenture by the Company and Trustee only, the Indenture may be modified by the Company with the consent of Holders of not less than 50% in principal amount of Outstanding Series 1997 Debentures; provided, however, that no such changes shall, without the consent of the holder of each Outstanding Series 1997 Debenture affected thereby (i) change the Stated Maturity of the principal of, or any installment of interest on any Series 1997 Debenture, (ii) reduce the principal of, or the rate of interest on, any Series 1997 Debenture (iii) change the coin or currency in which any Series 1997 Debenture or the interest thereon is payable, (iv) impair the right to institute suit for the enforcement of any such payment, (v) reduce the percentage in principal amount of the Outstanding Series 1997 Debentures, the consent of whose Holders is required to modify the Indenture, (vi) reduce the percentage in principal amount of the Outstanding Series 1997 Debentures, the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder, (vii) subordinate the Indebtedness evidenced by the Series 1997 Debentures to any Indebtedness of the Company other than Senior Indebtedness, or (viii) impair or restrict the rights of the Holders of the Series 1997 Debentures to redemption of the Series 1997 Debentures prior to the Stated Maturity thereof as provided in the Indenture. No supplemental indenture shall adversely affect the rights of any holders of Senior Indebtedness without the consent of such holder.

     The Holders of at least 50% in principal amount of the Series 1997 Debentures at the time the Series 1997 Debentures are Outstanding may waive compliance by the Company with certain restrictive provisions of the Indenture.


                         DESCRIPTION OF COMMON STOCK

     The Company's authorized capital stock consists of 1,250,000 shares of Preferred Stock and 3,750,000 shares of Common Stock. As of April 1, 1997, there were 523,283 shares of Common Stock outstanding, including shares subject to forfeiture. Owners of the Common Stock are entitled to such dividends as may be declared by the Board of Directors out of the assets legally available for that purpose, and are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. The holders of shares of Common Stock do not have cumulative voting rights and therefore holders of more than fifty (50%) percent of the shares voting for the election of directors can elect all of the directors and the remaining holders will not be able to elect any directors. The holders of shares of Common Stock have no preemptive rights or other rights to subscribe for additional shares. There are no conversion rights, redemption rights or sinking fund provisions with respect to shares of Common Stock. All shares of Common Stock now outstanding are validly issued, fully paid and nonassessable. On liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to receive, pro rata, the net assets of the Company remaining after the payment of all creditors and the payment of all accrued and unpaid dividends and the liquidation value with respect to outstanding shares of Series A and Series B Preferred Stock.

     There is no established public trading market for the Company's Common Stock. At April 1, 1997, there were 67 stockholders of record of the Company's Common Stock. The Company has never paid a dividend on its Common Stock and has no present plans to pay dividends in the future. The Company is restricted in its ability to pay dividends under the terms of certain of its loan agreements, as well as under the Indentures with respect to the Prior Indentures and it is restricted under the Indenture with respect to the Series 1997 Debentures.


                              PLAN OF DISTRIBUTION

     The Series 1997 Debentures being offered hereby are being offered by the Company through certain officers, none of whom will be compensated, directly or indirectly, in connection with his participation in the Offering. The Company will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of Series 1997 Debentures will be conducted within the requirements of Rule 3a4-1 by the Company's officers. In addition, the Company has appointed East West Capital Corporation, Sigma Financial Corporation, Chapel Hill Securities, Inc., Martha R. Seger & Associates, Inc., Delta Equity

Services Corporation, Vestax Securities Corporation, Magellan Securities, Inc. and Sabel Management, Inc., each a member of the National Association of Securities Dealers, Inc. ("NASD"), to act as selling agents in the Offering on a "best efforts" basis. These participating NASD members will not have any firm commitment for the purchase of Series 1997 Debentures. As compensation for their services in connection with this Offering, participating broker-dealers will be paid a selling commission by the Company of 6.5% of the purchase price of all Series 1997 Debentures sold by them, provided, however, that if a broker-dealer sells $250,000 or more of the Series 1997 Debentures it will be paid a commission of 7.0% on all sales, and if a broker-dealer sells $500,000 or more of the Series 1997 Debentures it will be paid a commission of 8.0% on all sales. The Company has agreed to indemnify participating broker-dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the broker-dealers may be required to make in respect thereof.

     For the duration of the Offering, the Company and any participating broker-dealer will instruct investors to make their investment checks payable to the Company and will forward all subscription monies promptly to the Company.

                                 LEGAL MATTERS

     The validity of the Series 1997 Debentures offered hereby will be passed on for the Company by Dykema Gossett PLLC, Detroit, Michigan.


                                    EXPERTS

     The Company's consolidated balance sheets as of January 31, 1997 and 1996, consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1997, included in this Prospectus have been audited by Moore Stephens Doeren Mayhew, P.C. and Grant Thornton LLP acting in a joint capacity, independent certified public accountants, to the extent and for the periods indicated in their report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                Page
                                                                ----
Report of Independent Certified Public Accountants              F-2
Consolidated Balance Sheets as of January 31, 1997 and 1996     F-3
Consolidated Statements of Operations for the years ended
      January 31, 1997, 1996 and 1995                           F-4
Consolidated Statements of Stockholders' Equity for the years
      ended January 31, 1997, 1996 and 1995                     F-5
Consolidated Statements of Cash Flows for the years ended
      January 31, 1997, 1996 and 1995                           F-6
Notes to Consolidated Financial Statements                      F-9

               Report of Independent Certified Public Accountants


To the Board of Directors of
   MCA FINANCIAL CORP.



We have audited the accompanying consolidated balance sheets of MCA Financial Corp. and Subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MCA Financial Corp. and its Subsidiaries as of January 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

As described in Note 1, in February 1996, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Certain Mortgage Servicing Rights".


Moore Stephens                                  Grant Thornton LLP
Doeren Mayhew, P.C.                             Detroit, Michigan
April 28, 1997
Troy, Michigan

                              MCA FINANCIAL CORP.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                JANUARY 31,
                                                            1997            1996
                                                        ------------    ------------
Cash                                                    $  3,096,993    $  2,730,408
Land contracts held-for-resale                            10,351,425      11,484,877
Mortgages held-for-resale                                 54,430,155      63,306,372
Accounts receivable - mortgages sold                      15,489,908             -
Accounts receivable                                       16,997,311       9,722,527
Accounts receivable - related parties                      6,827,285       8,256,090
Mortgage servicing rights - net                           16,324,263      27,293,358
Excess interest spread receivable                          7,987,053             -
Investments                                                2,571,750       2,492,816
Property and office equipment                              5,582,612       4,856,330
Deferred charges and other assets                          5,333,058       5,047,863
                                                        ------------    ------------
        Total assets                                    $144,991,813    $135,190,641
                                                        ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Notes payable                                        $ 83,975,834    $ 86,597,703
   Subordinated debentures                                15,542,000       9,174,000
   Subordinated notes payable                             15,000,000             -
   Accounts payable                                       15,705,913      25,206,687
   Accounts payable - related parties                      1,043,842       1,693,311
   Accrued interest and other expenses                     2,419,048       2,058,080
   Deferred federal income tax                               400,000         300,000
                                                        ------------    ------------
        Total liabilities                                134,086,637     125,029,781
                                                        ------------    ------------



COMMITMENTS AND CONTINGENCIES                                    -               -

REDEEMABLE COMMON STOCK                                      256,373             -

STOCKHOLDERS' EQUITY
   Common stock
     Authorized 3,750,000 shares at January 31,
     1997 and 1996. No par, stated value $.01 each.
     Issued and outstanding, 503,281 shares at
     January 31, 1997 and 448,617 shares at
     January 31, 1996                                          5,033           4,486
   Preferred stock (Series A)
     Authorized 350,000 shares, $10 stated value,
     issued and outstanding 203,022 shares at
     January 31, 1997 and 1996                             2,030,220       2,030,220
   Preferred stock (Series B)
     Authorized 750,000 shares, $10 stated value,
     issued and outstanding 336,619 shares at
     January 31, 1997 and 1996                             3,366,190       3,366,190
   Additional paid-in capital                              3,664,976       1,457,251
   Retained earnings                                       1,582,384       1,302,713
                                                        ------------    ------------

        Total stockholders' equity                        10,648,803      10,160,860
                                                        ------------    ------------

        Total liabilities and stockholder's equity      $144,991,813    $135,190,641
                                                        ============    ============

          See accompanying notes to consolidated financial statements

                              MCA FINANCIAL CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                        YEAR ENDED JANUARY 31,
                                                           1997                   1996                    1995
                                                        ----------             -----------             -----------


REVENUES

  Gain on sale of land contracts                       $ 3,437,662             $ 2,981,138             $ 2,983,022
  Gain on sale of real estate                              707,754                 750,800                      --
  Gain on sale of real estate - related parties          7,539,447               6,529,708               7,365,199
  Gain on bulk sales of servicing rights                 5,231,163               4,725,872               7,475,444
  Mortgage origination fees and gain on sale
    of mortgages                                        24,861,881              14,339,220               5,584,454
  Servicing fees                                         8,499,396               6,243,748               4,616,738
  Interest income                                        8,167,899               5,902,714               5,106,041
  Other income                                             481,138                 477,810                 240,783
                                                        ----------              ----------              ----------
        Total revenues                                  58,926,340              41,951,010              33,371,681
                                                        ----------              ----------              ----------

EXPENSES

  Payroll                                               15,775,097              11,955,536              10,985,576
  Interest                                              11,426,082               7,565,044               6,018,518
  Commissions                                            8,257,703               5,929,844               4,591,079
  Professional services                                  1,879,525               1,447,810               1,511,215
  Depreciation                                             687,333                 554,904                 351,964
  Amortization                                           4,869,475               3,259,131               1,924,872
  General and administrative                            14,626,787              10,111,211               8,163,619
                                                        ----------              ----------              ----------
        Total expenses                                  57,522,002              40,823,480              33,546,843
                                                        ----------              ----------              ----------

INCOME (LOSS) BEFORE FEDERAL INCOME TAXES                1,404,338               1,127,530                (175,162)

PROVISION FOR FEDERAL INCOME TAXES                         639,000                 512,000                 102,384
                                                        ----------              ----------              ----------

NET INCOME (LOSS)                                      $   765,338             $   615,530             $  (277,546)
                                                        ==========              ==========              ==========
EARNINGS (LOSS) PER SHARE                              $      0.59             $      0.30             $     (1.80)
                                                        ==========              ==========              ==========


          See accompanying notes to consolidated financial statements

                              MCA FINANCIAL CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEAR ENDED JANUARY 31, 1997, 1996 AND 1995



                                                                                                PREFERRED
                                                                ADDITIONAL                      STOCK
                                COMMON          PREFERRED       PAID-IN         RETAINED        SUB-
                                STOCK           STOCK           CAPITAL         EARNINGS        SCRIPTIONS      TOTAL
                                ------          ---------       ----------      --------        ----------      -----

Balance - February 1, 1994      $4,023          $4,698,870      $2,848,350      $1,897,815       $(886,000)     $ 8,563,058

  Net loss                          --                  --              --        (277,546)             --         (277,546)
  Issuance of common stock          26                  --          28,211              --              --           28,237
  Issuance of preferred stock       --             697,540        (159,531)             --         886,000        1,424,009
  Preferred stock dividends         --                  --              --        (447,446)             --         (447,446)
                                ------          ----------      ----------      ----------      ----------      -----------

Balance - January 31, 1995       4,049           5,396,410       2,717,030       1,172,823              --        9,290,312

  Net income                        --                  --              --         615,530              --          615,530
  Issuance of common stock         444                  --         764,300              --              --          764,744
  Repurchase of common stock        (7)                 --         (24,079)             --              --          (24,086)
  Preferred stock dividends         --                  --              --        (485,640)             --         (485,640)
                                ------          ----------      ----------      ----------      ----------      -----------

Balance - January 31, 1996       4,486           5,396,410       3,457,251       1,302,713              --       10,160,860

  Net income                        --                  --              --         765,338              --          765,338
  Issuance of common stock         547                  --         207,725              --              --          208,272
  Preferred stock dividends         --                  --              --        (485,667)             --         (485,667)
                                ------          ----------      ----------      ----------      ----------      -----------

Balance - January 31, 1997      $5,033          $5,396,410      $3,664,976      $1,582,384      $       --      $10,648,803
                                ======          ==========      ==========      ==========      ==========      ===========



          See accompanying notes to consolidated financial statements

                              MCA FINANCIAL CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                        YEAR ENDED JANUARY 31,
                                                                             1997               1996               1995
                                                                           --------           --------           --------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                   $     765,338       $     615,530      $    (277,546)

    Adjustments to reconcile net income (loss)
      to net cash provided by (used in) operating
      activities:
      Depreciation and amortization                                      5,556,808           3,814,035          2,276,836
      Stock award compensation                                             207,970             165,744             28,237
      Decrease (increase) in land contracts
        held-for-resale                                                  1,133,452          (2,175,379)        (5,439,497)
      Origination and purchase of mortgages
        held-for-resale                                               (794,266,291)       (632,281,000)      (564,235,000)
      Sale of mortgages held-for-resale                                803,142,508         585,277,031        587,782,628
      Increase in accounts receivable -
        mortgages sold                                                 (15,489,908)               --                 --
      Decrease (increase) in accounts receivable                        (7,274,784)          4,432,277         (7,325,104)
      Decrease (increase) in accounts receivable -
        related parties                                                  1,428,805            (986,951)        (1,333,086)
      Increase in excess interest spread receivable                     (7,987,053)               --                 --
      Increase in deferred charges and other assets                     (1,104,199)         (2,123,743)        (1,538,268)
      Increase (decrease) in accounts payable                           (9,500,774)          9,852,602          9,047,933
      Increase (decrease) in accounts payable -
        related parties                                                   (649,469)            193,729            194,211
      Increase in accrued interest and other expenses                      360,968           1,071,831            205,166
      Increase in deferred Federal income taxes                            100,000             100,000             20,000
                                                                     -------------         -----------        -----------
  Net cash provided by (used in) operating activities                  (23,579,629)        (32,044,292)        19,406,510




          See accompanying notes to consolidated financial statements

                              MCA FINANCIAL CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                             YEARS ENDED JANUARY 31,
                                                      1997             1996             1995
                                                    -------           ------           ------

Net cash provided by (used in) operating
  activities - total from previous page      $ (23,576,629)    $(32,044,294)    $   19,406,510

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of MCA Realty Corporation             -                -                 163,341
  Investment in mortgage servicing rights-net    7,175,299      (12,125,632)       (10,645,117)
  Decrease (increase) in investments               (78,934)          36,912           (224,702)
  Capital expenditures                          (1,207,774)      (1,073,420)          (232,962)
                                             -------------     ------------     --------------

     Net cash provided by (used in)
       investing activities                      5,888,591      (13,162,140)       (10,939,440)


CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable                  814,899,838      548,960,490        529,181,111
  Payments on notes payable                   (817,727,548)    (597,680,156)      (540,175,700)
  Proceeds from subordinated debentures          6,368,000        4,236,000             -
  Proceeds from subordinated notes payable      15,000,000            -                 -
  Redemption of common stock                         -                -               (300,000)
  Repurchase of common stock                         -              (25,086)            -
  Proceeds from issuance of preferred stock          -                -              1,583,540
  Preferred stock issuance costs                     -                -               (159,531)
  Dividends on preferred stock                    (485,667)        (485,640)          (447,446)
                                             -------------     ------------     --------------

Net cash provided by (used in)
  financing activities                          18,054,623       45,005,608        (10,318,026)
                                             -------------     ------------     --------------

NET INCREASE (DECREASE) IN CASH                    366,585         (200,826)        (1,850,956)

CASH - BEGINNING                                 2,730,408        2,931,234          4,782,190
                                             -------------     ------------     --------------

CASH - ENDING                                $   3,096,993     $  2,730,408     $    2,931,234
                                             =============     ============     ==============


          See accompanying notes to consolidated financial statements

                              MCA FINANCIAL CORP.

                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


                                            YEAR ENDED JANUARY 31,
                                         1997        1996         1995
                                    -----------   ----------   ----------

Cash paid during the period for:

        Interest                    $10,950,833   $7,435,339   $5,943,047
                                    ===========   ==========   ==========
        Income taxes                $   412,000   $   66,506   $  325,878
                                    ===========   ==========   ==========


During the year ended January 31, 1997, the Company issued 24,467 shares of common stock to employees and recognized $207,970 in compensation expense. The Company also issued 30,197 shares of redeemable common stock as part of a loan agreement with The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit and recorded $256,675 in deferred charges. Capital leases totaling $205,841 were entered into for the purchase of various property and equipment during the year ended January 31, 1997.

During the year ended January 31, 1996, the Company issued 24,410 shares of common stock to employees and recognized $164,744 in compensation expense. The Company also issued 20,000 shares of common stock to a stockholder/director of the Company in exchange for $600,000 in notes receivable. Prior to January 31, 1996, the notes receivable were assigned to Investor Pass-Through Trusts in satisfaction of amounts due the Trust by MCAFC. In December of 1995, the Company exchanged a $1,000,000 investment in a real estate partnership acquired from a related party in exchange for a reduction in amounts due the Company for an interest in a limited liability company whose primary activity involves providing financing for automobile dealerships. During the year ended January 31, 1996, capital leases totaling $474,077 were entered into for the purchase of various property and equipment.

During the year ended January 31, 1995, the Company issued 2,567 shares of common stock to employees and recognized $28,237 in compensation expense. The Company also entered into capital lease arrangements for the purchase of various property and equipment in the amount of $767,145. On January 31, 1995, the Company acquired MCA Realty Corporation (see note 15) in a non-cash transaction. The following assets and liabilities were acquired in exchange for a $945,117 net reduction in accounts receivable from RIMCO Financial Corporation:


        Cash                                    $ 163,341
        Accounts receivable                       414,126
        Property and equipment                    947,967
        Deferred charges and other                 18,918
        Notes payable                            (521,634)
        Accounts payable                          (77,601)
                                                ---------
                                                $ 945,117
                                                =========

          See accompanying notes to consolidated financial statements

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements at January 31, 1997, 1996 and 1995 include the accounts of MCA Financial Corp. (MCAFC) and its wholly owned subsidiaries MCA Mortgage Corp. (MCAMC), Mortgage Corporation of America (MCA), MCA Realty Corporation (MRC) and Complete Financial Corp. (CFC). Mortgage Corporation of America - Ohio (MCA-Ohio) is a wholly owned subsidiary of MCA.

         Intercompany accounts and transactions are eliminated in consolidation.

         NATURE OF OPERATIONS

         MCAFC and its subsidiaries (the Company) is a diversified mortgage banking and real estate services enterprise. The Company generates revenue from four primary sources including mortgage banking, land contract syndication, loan servicing and real estate sales.

         The Company originates first mortgage loans on residential properties. Loans are delivered, primarily on a pre-sold basis, to various institutional investors throughout the United States. These mortgage loans are typically sold on a non-recourse basis. Loans underwritten and sold may be subject to repurchase if the underwriting standards of the investor are not met. These transactions are accounted for as sales of loans since the Company is able to estimate its obligation under the recourse provisions, which historically have been immaterial. Gains and losses from loan sale transactions are recognized when the mortgage loans are sold and amount to approximately $12,513,000, $6,068,000 and $430,000 for the years ending January 31, 1997, 1996 and 1995, respectively.

         MCA purchases land contracts and mortgage notes at a discount from face value and packages (securitizes) these real estate investments into Investor Pass-through Trusts. MCA is the sponsor of the Trusts, which are sold as securities to investors by independent security broker-dealers. The Trusts hold the entire interest, including any residual, in the transferred loans. Gain on sale is recognized when the Trusts have broken escrow (investor funds have been received).

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

          NATURE OF OPERATIONS -- CONTINUED
          --------------------

          MCAMC and MCA service the land contracts and mortgages for various investors. Servicing revenues are recognized monthly according to the servicing contracts related to the various portfolio interests.

          MCAFC, MCA and MRC purchase residential and commercial income properties which are sold to limited partnerships. Revenues related to limited partnership sales are recognized when the sales are closed.

          Substantially all of the real estate and land contracts held by the limited partnerships and Investor Pass-through Trusts are located in, or relate to, properties located in the greater Detroit, Michigan metropolitan area.

          LAND CONTRACTS HELD-FOR-RESALE
          ------------------------------

          Land contracts held-for-resale are recorded at the lower of cost or market and consisted of the following at:


                                                       JANUARY 31,
                                                  1997            1996
                                                  ---------       ---------

          Land contracts receivable               $11,684,696     $12,158,775
          Discount                                   (197,796)       (416,418)
          Senior liens payable                     (1,135,475)       (257,480)
                                                  -----------     -----------
                                                  $10,351,425     $11,484,877
                                                  ===========     ===========



          MORTGAGES HELD-FOR-RESALE
          -------------------------

          Mortgages held-for-resale are recorded at the lower of cost or market which is determined by the aggregate method (unrealized losses are offset by unrealized gains). Cost approximated market value, therefore, no valuation allowance was necessary at January 31, 1997 and 1996.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

        ACCOUNTS RECEIVABLE - MORTGAGES SOLD

        Accounts receivable - mortgages sold represents amounts due from the purchaser on sales of non-conforming mortgages. Management believes the outstanding balance is fully collectible at January 31, 1997, and accordingly no allowance for doubtful accounts has been provided.

        ACCOUNTS RECEIVABLE

        Accounts receivable consisted of the following at:

                                                                                 JANUARY 31,
                                                                            1997             1996
                                                                        -----------        ----------
        Accounts receivable - sales of mortgage servicing rights        $14,136,266        $5,912,243
        Accrued fees and commissions                                        919,155         1,505,378
        Accounts receivable - syndication sales                             154,352           662,577
        Accounts receivable - escrows on closed loans                       983,971           563,061
        Accounts receivable - stockholders                                  233,342           182,679
        Accrued interest                                                    181,420           211,843
        Employee commission draws                                           128,178           113,799
        Other                                                               260,627           570,947
                                                                        -----------        ----------
                                                                        $16,997,311        $9,722,527
                                                                        ===========        ==========

        Accounts receivable - related parties consist mainly of non-interest bearing advances and other administrative charges to Investor Pass-through Trusts and limited partnerships sponsored by the Company, and other related entities.

        Included in accounts receivable - related parties at January 31, 1997 and 1996, respectively, are approximately $571,000 and $793,000 due from an entity owned by certain directors and stockholders of the Company; $1,674,000 and $1,676,000 due from Property Corporation of America
        (PCA), an entity owned by certain directors and stockholders of the Company, and $3,384,000 and $4,568,000 due from investor pass-through trusts and limited partnerships is substantially dependent upon successful syndication of partnership interests and operating cash flows generated by rental operations.

        The Company uses the allowance method to account for possible losses of accounts receivable, and no allowance was deemed necessary at January 31, 1997 and 1996.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

    MORTGAGE SERVICING RIGHTS

    In February 1996, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights". This requires the capitalization of a mortgage servicing asset for every origination whether it be originated or purchased. SFAS No. 122 also dictates prescribed rules for the amortization, periodic valuation, and the required valuation adjustment. As discussed in Note 1, the Company adopted SFAS 122 in February 1996. The effect of the adoption was to increase earnings by approximately $.73 million for Fiscal 1996 or $1.54 per share. Prior to adoption, a value was capitalized for purchased mortgage servicing rights. This capitalization was in accordance with SFAS Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Practices".

    The following is an analysis of the changes in mortgage servicing rights:

        Balance - January 31, 1994                      $ 8,257,305

           Additions                                     22,145,428
           Scheduled amortization                        (1,334,724)
           Amortization due to changes in
             prepayment and other assumptions                  --
           Sales                                        (11,500,311)
                                                        -----------
        Balance - January 31, 1995                       17,567,698

           Additions                                     25,711,919
           Scheduled amortization                        (1,991,974)
           Amortization due to changes in
             prepayment and other assumptions              (468,007)
           Sales                                        (13,526,278)
                                                        -----------

        Balance - January 31, 1996                       27,293,358

           Additions                                     10,780,600
           Scheduled amortization                        (3,699,194)
           Amortization due to changes in
             prepayment and other assumptions                   --
           Sales                                        (18,050,501)
                                                        -----------

        Balance - January 31, 1997                      $16,324,263
                                                        ===========


                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

          MORTGAGE SERVICING RIGHTS -- CONTINUED
          -------------------------

          Amortization of purchased servicing rights is based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the purchased servicing rights on a discounted basis. Projected net servicing income is determined on the basis of the estimated balance of the underlying mortgage loan portfolio, which declines over time from prepayment and scheduled amortization. The Company estimates future prepayment rates based on current interest rate levels and other economic conditions, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience. Amortization of purchased servicing rights was $3,699,194, $2,459,981 and $1,334,724 for the years ended January 31, 1997, 1996 and 1995, respectively. Accumulated amortization of purchased servicing rights was $5,806,181, $2,887,705 and $427,704 at January 31, 1997, 1996 and 1995, respectively.

          Properties securing the mortgage loans in the Company's servicing portfolio are located throughout the United States.

          At January 31, 1997, the net book value of the mortgage servicing rights portfolio approximated fair value.

          EXCESS INTEREST SPREAD RECEIVABLE
          ---------------------------------

          The Company sells mortgage loans in bulk to a third party for purposes of securitization. By agreement, the Company is entitled to the difference between the weighted average coupon rate of the loans it originated in the security and the security's stated yield, less a normal servicing fee and certain other fees. The Company determines fair value based on a discounted cash flow analysis. The analysis takes into consideration projected prepayments, defaults, interest rate and credit risks. Income is recognized at the time of sale and is included in mortgage origination fees and gain on sale of mortgages.

          INVESTMENTS
          -----------

          Partnership investments consist of partnership interests in limited partnerships and are accounted for under the equity method. The partnerships invest primarily in residential rental properties. Presented below is summary unaudited financial information for the above limited partnerships as of, and for the year ended:

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         INVESTMENTS - CONTINUED



                                                             DECEMBER 31,
                                                           1996         1995
                                                         --------     --------
        Total assets                                    $8,586,116    $9,327,310
        Total liabilities                                2,945,782     2,885,888
        Partnership equity                               5,640,334     6,441,422
        Net income                                         432,499       510,748



        Included in investments at January 31, 1997 and 1996 is a $1,000,000 membership interest investment in a LLC which was made in December 1995. This start-up Company participates in the used vehicle retail industry through providing floor plan financing and participating in joint venture activities with existing dealers. The Company's investment in the Class B interest issued by this LLC provides it the right to participate in earnings and distributions, if any, subject to preferential rights of certain other members. This investment is being accounted for on the cost method.

        PROPERTY AND OFFICE EQUIPMENT

        Property and office equipment are recorded at cost. Depreciation is calculated principally using the straight-line method based upon the estimated useful lives of the assets, ranging from seven to ten years. Property and office equipment consisted of the following at:

                                                           JANUARY 31,
                                                     1997           1996
                                                   --------      ---------
        Property and office equipment under
        capital lease                              $ 2,370,809   $ 2,475,010
        Property and office equipment                3,729,214     2,653,472
        Building and improvements                    1,498,614     1,090,714
                                                   -----------   -----------
                                                     7,598,637     6,219,196
        Less accumulated depreciation               (2,016,025)   (1,362,866)
                                                   -----------   -----------
                                                   $ 5,582,612   $ 4,856,330
                                                   ===========   ===========



        Depreciation expense for the year ended January 31, 1997, 1996 and 1995 amounted to $687,313, $554,904 and $351,964, respectively.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

        REVENUE RECOGNITION

        Gains on the sale of mortgage servicing rights are recognized when title and all risks and rewards have irrevocably passed to the buyer and there are no significant unresolved contingencies. Mortgage origination fees on loans held-for-sale are recognized as income at the time the loan is sold.

        FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statements of Financial Accounting Standards ("SFAS") No. 107 issued by the Financial Accounting Standards Board ("FASB"), "Disclosures About Fair value of Financial Instruments", requires the disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, where it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

        The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        CASH AND CASH EQUIVALENTS

        For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

        LAND CONTRACTS HELD-FOR-RESALE

        This portfolio consists of land contracts held-for-resale underlying single family residential properties. These are valued based on the fair value of obligations with similar credit characteristics.

        MORTGAGES HELD-FOR-RESALE

        This portfolio consists of single family mortgage loans held-for-sale and is valued using fair values attributable to similar mortgage loans.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

          FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

            MORTGAGE SERVICING RIGHTS

            The fair value of the mortgaged servicing rights is determined using the discounted present value of the net cash flows. Market estimates are used for servicing costs, prepayment speeds and discount rates.

            EXCESS INTEREST SPREAD RECEIVABLE

            The fair value is determined by using the discounted present value of the net cash flows. Market estimates are used for servicing costs, prepayment speeds and discount rates.

            NOTES PAYABLE, SUBORDINATED DEBENTURES AND SUBORDINATED NOTES
            PAYABLE

            The carrying amount for these instruments approximates fair value.

            The following table sets forth the fair value of the Company's financial instruments:

                                                                         JANUARY 31,
                                                             1997                           1996
                                                    -----------------------         -----------------------
                                                    CARRYING         FAIR           CARRYING         FAIR
                                                    VALUE            VALUE          VALUE            VALUE
                                                    --------         -------        --------         -------

Assets:
  Cash and cash equivalents                         $ 3,096,993      $ 3,096,993    $ 2,730,408      $ 2,730,408
  Land contracts held-for-resale                     10,351,425       10,351,425     11,484,877       11,484,877
  Mortgage held-for-resale                           54,430,155       54,430,155     63,306,372       63,306,372
  Mortgage servicing rights                          16,324,263       16,324,263     27,293,358       27,293,358
  Excess interest spread receivable                   7,987,053        7,987,053             --               --


Liabilities:
  Notes payable, subordinated debentures and
    subordinated notes payable                      114,517,834      114,517,834    95,771,703       95,771,703



                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


         EARNINGS PER SHARE

         Earnings per share are computed based on the weighted average number of common and common equivalent shares outstanding during the period. Net income (loss) has been adjusted for preferred stock dividends. The weighted average number of shares used in the determination of earnings per share was 475,949, 426,762 and 403,622 for the years ended January 31, 1997, 1996 and 1995.

         RECLASSIFICATION

         Certain amounts in the prior year's financial statements have been reclassified to conform to the January 31, 1997 presentation.

         NEW PRONOUNCEMENTS

         In June 1996, the FASB issued "SFAS No. 125 - Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement was to have been effective prospectively from December 31, 1996, but was deferred when the FASB issued "SFAS No. 127 - Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The effective date of the certain provisions have been deferred one year. The Company adopted certain of the provisions for transactions entered into during January, 1997. The effect of this adoption was not significant to net income. Management does not believe adoption of the remaining provisions will have a material effect on the financial statements.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         NEW PRONOUNCEMENTS - CONTINUED

         In February 1997, the FASB issued SFAS No. 128. "Earnings Per Share," which replaces the presentation of primary earnings per share ("EPS") with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the statement of earnings regardless of whether basic and diluted EPS are the same, and requires a reconciliation of the numerator and denominator used in computing basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion 15. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, earlier application is not permitted, and requires restatement of all prior period EPS data presented.


NOTE 2 - RESTRICTED CASH

         Included in cash and accounts payable are advance payments by borrowers on loans serviced by the Company in the amount of approximately $511,000 and $378,000, respectively, at January 31, 1997 and 1996.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995


NOTE 3 - NOTES PAYABLE


                                                                                  JANUARY 31,
                                                                             1997            1996
                                                                           --------        --------
        Note payable under $115 million mortgage
         warehouse credit facility, subject to renewal on
         September 3, 1997, interest is computed at LIBOR
         plus .85% to 2.5% depending on type of loan and
         payable monthly, principal payable upon sale of
         mortgage collateral (mortgages held-for-resale)
         to institutional investors                                       $ 48,369,064     $      -

        Note payable under $25 million mortgage warehouse
         credit facility, interest is computed at the bank's
         prime rate less 1/2% and payable monthly; principal
         payable upon sale of mortgage collateral (mortgages
         held-for-resale) to institutional investors or on
         demand. This facility was terminated January 8, 1997                     -         22,557,781

        Note payable under $28.5 million revolving credit
         facility, subject to renewal on October 31, 1997,
         interest is computed at the Federal Funds rate plus
         1.5% (6.8% at January 31, 1997), collateralized by
         mortgage servicing rights                                          28,305,175      28,500,000

        Note payable under $30 million mortgage warehouse
         facility, interest is computed at the federal
         funds rate plus 1.5% and deducted from the proceeds
         of investor fundings, principal payable upon sale
         of mortgage collateral (mortgages held-for-resale)
         to institutional investors or on demand. This facility
         was terminated August 31, 1996                                           -         26,554,708
                                                                           -----------     -----------
              Total - this page                                             76,674,239      77,612,489


                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995


NOTE 3 - NOTES PAYABLE - CONTINUED



                                                                                  JANUARY 31,
                                                                             1997            1996
                                                                           --------        --------
        Total - previous page                                              $ 76,674,239    $ 77,612,489

        Note payable under $10 million mortgage warehouse
         facility, subject to renewal on November 1, 1997,
         interest is computed at LIBOR plus 1.5% (6.94%
         at January 31, 1997), principal payable upon sale
         of mortgage collateral (mortgages held-for-resale)
         to institutional investors.                                          4,426,335       3,729,748

        Note payable under $1 million line-of-credit for
         the acquisition and rehabilitation of residential
         real property subject to renewal on February 1,
         1998, interest is computed at the bank's prime
         rate plus 1% (9.25% at January 31, 1997) collateralized
         by a first security interest in residential real property              284,200            -


        Revolving line-of-credit/note payable, $.5 million
         credit line for working capital, $1 million note
         payable for purchases of land contracts, interest
         is computed at the bank's prime rate plus 1% (9.25%
         at January 31, 1997). Land contracts are assigned to
         the bank as collateral, personally guaranteed by
         certain officers of the Company, payable upon sale
         of collateral. This facility was terminated April 14, 1997             250,000       1,500,000
                                                                             ----------      ----------
                 Total-this page                                             81,634,774      82,842,237

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995


NOTE 3 - NOTES PAYABLE - CONTINUED


                                                                                  JANUARY 31,
                                                                             1997            1996
                                                                           --------        --------
        Total - previous page                                              $ 81,634,774     $ 82,842,237

        Note payable under $1.5 million line-of-credit for
         the acquisition and rehabilitation of residential
         real property interest is computed at 12%,
         collateralized by residential real property and
         personally guaranteed by certain officers of the
         Company, principal payable upon sale of collateral.
         This facility was terminated December 13, 1996                        -               1,448,042

        Note payable under $1.5 million line-of-credit for
         the acquisition and rehabilitation of residential
         real property, interest is computed at the bank's
         prime rate plus 3/4%, collateralized by residential
         real property and personally guaranteed by certain
         officers of the Company, principal payable upon
         sale of collateral.  This facility was terminated
         September 17, 1996                                                     -                408,773

        Land contracts payable to certain Investor Pass-through
         Trusts sponsored by the Company for purchase of a building, interest at 11%, collateralized by the building, principal payable based on 30 year amortization, balloon payment
         required in 10 years                                                   452,898          542,556

        Other notes payable, including obligations under capital
         leases, expiring at various times through 2002                       1,888,162        1,356,095
                                                                           ------------     ------------

                                                                           $ 83,975,834     $ 86,597,703
                                                                           ============     ============

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 3 - NOTES PAYABLE - CONTINUED

        In connection with the $28.5 million credit facility, the Company entered into an arrangement with the Policemen and Firemen Retirement System of the City of Detroit (The "Fund") whereby the Fund has agreed to provide payment upon the occurrence of certain events of default by the Company. In consideration for this, the Company pays certain fees to the Fund, and has provided it with an option to purchase up to five percent of the Company's outstanding common stock, at seventy percent of the public offering price per share, if the Company completes a firm commitment underwritten sale of its common stock prior to April 30, 2000.

        The above notes payable place certain financial restrictions on the Company. If for any reason the warehouse credit facilities are terminated, the Company's ability to fund mortgage loans will be adversely impacted. The Company anticipates renewal of all of its existing credit facilities.

NOTE 4 - SUBORDINATED DEBENTURES

        In December 1991, the Company began offering up to $7,500,000 of 11% Asset-Backed Subordinated Debentures due March 15, 1997. Interest on the Debentures is payable quarterly. The Debentures are subordinate in right of payment to all current and future senior indebtedness of the Company. Payment of principal and interest on the Debentures is collateralized by a security interest in and lien upon certain existing and future contract rights to service mortgages and land contracts. These rights must at all times have a formula value, as determined by provisions of the Indenture, of at lease 105% of the principal amount of Debentures outstanding. Under certain limited conditions, the Debentures are redeemable commencing June 15, 1993 only up to $25,000 per holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all holders. The right of redemption does not exist if the Company is in default under any senior indebtedness. Through January 31, 1997 there have been $17,000 in redemptions. The Debentures also place restrictions on dividends and certain equity transactions should the Company's consolidated retained earnings fall below $1,000,000. The Debentures are registered with the Securities and Exchange Commission. These debentures were redeemed in full on March 17, 1997.


        Through January 31, 1997, the Company has incurred approximately $866,000 in fees related to the debenture offering. These costs are included in deferred charges and other assets and are being amortized over the life of the debentures on the straight-line method. Accumulated amortization was $840,000 and $686,000 at January 31, 1997 and 1996.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 4 - SUBORDINATED DEBENTURES - CONTINUED

        In December 1994, the Company began offering up to $10,000,000 of 11% Asset-Backed Subordinated Debentures due June 30, 2000. Interest on the Debentures is payable quarterly. The Debentures are subordinate in right of payment to all current and future senior indebtedness of the Company. Payment of principal and interest on the Debentures is collateralized by a security interest in and lien upon certain existing and future contract rights to service mortgages and land contracts and specified mortgage notes and land contract vendors' interests relating to one-to-four family residential and commercial real estate. This collateral must at all times have a formula value, as determined by provisions of the Indenture, of at least 105% of the principal amount of Debentures outstanding. Under certain limited conditions, the Debentures are redeemable only up to $25,000 per holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all holders. The right of redemption does not exist if the Company is in default under any senior indebtedness. Through January
        31, 1997 there have been no redemptions. The Debentures are registered with the Securities and Exchange Commission.

        Through January 31, 1997, the Company has incurred approximately $1,513,000 in fees related to the debenture offering. These costs are included in deferred charges and other assets and are being amortized over the life of the debentures on the straight-line method. Accumulated amortization was $405,000 and $109,000 at January 31, 1997 and 1996.

        In June 1996, the Company began offering up to $6,000,000 of unsecured 11% subordinated debentures due June 30, 2002. Interest on the Debentures is payable quarterly. The debentures are subordinate in right of payment to all current and future indebtedness of the Company. Under certain limited conditions, the Debentures are redeemable only up to $25,000 per holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all holders. The right of redemption does not exist if the Company is in default under any senior indebtedness. The Debentures are registered with the Securities and Exchange Commission.

        Through January 31, 1997, the Company has incurred approximately $67,000 in fees related to the debenture offering. These costs are included in deferred charges and other assets and are being amortized over the life of the debentures on the straight-line method. Accumulated amortization was $1,000 at January 31, 1997.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 5 -- SUBORDINATED NOTES PAYABLE

        In July 1996, the Company entered into a loan and financing agreement with The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit ("The Fund") to provide the Company $15 million to expand its non-conforming lending business. Interest on this borrowing is 10% and is payable quarterly. Commencing July 1, 2001 equal quarterly installments of principal and interest will be paid until the loan terminates and is repaid in full on June 30, 2006. As a result of this agreement, the Fund was issued 30,197 shares, or 6% of the Company's common stock at the time. Anti-dilution provisions of the agreement may require the Company to issue additional shares in the future. The Fund has the right to "put" these redeemable shares back to the Company, under a number of different scenarios, on August 1, 2006, or upon an event of default with a minimum guaranteed repurchase of $1,400,000.

NOTE 6 -- PREFERRED STOCK

        In March 1992 MCAFC began offering up to 350,000 units consisting of one share of Series A 9%, $10 stated value, cumulative convertible preferred stock and one warrant to purchase one share of common stock of the Company. The stock is convertible only in the event of an initial public offering of the Company's common stock. The warrants are conditional on an initial public offering of the Company's common stock within one year of the redemption of the warrant holders Series A preferred stock. The preferred stock is redeemable at any time at the option of the Company only. Redemption prices per share increase $.20 per year from $10.20 in 1993 to $11 in 1997 and thereafter. Through January 31, 1997 there have been no redemptions. Dividends are payable quarterly.

        In June 1993, MCAFC began offering up to 750,000 units consisting of one share of Series B 9%, $10 stated value, cumulated convertible preferred stock. The stock is convertible only in the event of an initial public offering of the Company's common stock. The preferred stock is redeemable at any time on or after July 15, 1994 at the option of the Company only at a redemption price of $10 per share. Through January 31, 1997 there have been no redemptions. Dividends are payable quarterly.

        Through January 31, 1997 the Company has incurred approximately $603,000 in fees related to the preferred stock offering. These costs have been offset against additional paid-in capital.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 7 -- FEDERAL INCOME TAXES

          Deferred income taxes are provided for on the liability method and reflect the net tax effects of temporary differences between the carrying cost and amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liability are as follows:



                                                     January 31,
                                                1997            1996
                                                -----------     ------------

Depreciation of property and
  office equipment                              $ 518,000       $ 416,000
Amortization of goodwill                         (120,000)       (108,000)
Other                                             2,000            (8,000)
                                                ---------       ---------
                                                $ 400,000       $ 300,000
                                                =========       =========


          Components of income tax expense are:


                                                     January 31,
                                1997            1996            1995
                                -----------     -----------     ------------
Current                         $539,000        $412,000        $ 82,384
Deferred                         100,000         100,000          20,000
                                --------        --------        --------
                                $639,000        $512,000        $102,384
                                ========        ========        ========


          The income tax provision reconciled to the tax computed at the statutory federal rate is as follows for the years ended January 31:


Tax (benefit) at statutory
 rate                           $478,000        $383,000        $(59,000)
Non-deductible items             161,000         169,000         107,000
Adjustment of prior year
 accrual                              --              --          38,000
Other                                 --         (40,000)         16,384
                                --------        --------        --------
                                $639,000        $512,000        $102,384
                                ========        ========        ========

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 8 - RELATED PARTY TRANSACTIONS

         The Company purchased various real estate parcels during the years ended January 31, 1997, 1996 and 1995. These parcels purchased from unrelated third parties were subsequently sold to limited partnerships, for which PCA is the general partner. Gains totaling $7,539,447, $6,529,708 and $7,365,199 for the years ended January 31, 1997, 1996 and 1995 were recognized on the sales, respectively.


         During the years ended January 31, 1997, 1996 and 1995 the Company agreed to pay commissions of $1,968,000, $1,735,000 and $1,315,000, respectively for the acquisition of properties acquired from unrelated third parties to a Company owned by three stockholders of MCAFC. These commissions reduced "Gain on Sale of Real Estate" in the consolidated Statements of Operations.

         MCA earned $36,000 for management fees for administrative services provided to U.S. Mutual Financial Corporation (USMFC) during each of the years ended January 31, 1997, 1996 and 1995, respectively. Certain stockholders of the Company are directors or major stockholders of USMFC.

         Included in accounts payable at January 31, 1997 and 1996 are approximately $1,044,000 and $1,500,000 attributable to transactions with partnerships, trusts and other related entities. Such transactions include rental payments received on behalf of these entities and disbursed in subsequent months.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 9 -  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

          The Company is party to financial instruments with off-balance sheet risk in the normal course of business through the production and sale of mortgage loans and the management of interest rate risk. These financial instruments include commitments to extend credit and forward contracts to deliver and sell loans to investors.


          The Company is exposed to credit loss in the event of nonperformance by the counter-parties to the various agreements. However, the Company does not anticipate nonperformance by the counter-parties. The Company's exposure to credit risk with respect to commitments to extend credit are limited due to the non-recourse nature of the loans upon sale to investors. At January 31, 1997 and 1996, respectively, the Company has approved loans that had not yet closed amounting to approximately $40,081,000 and $74,259,000. The Company manages credit risk with respect to forward contracts by entering into agreements only with investors meeting certain requirements. In the event of default by the counter-party the Company's exposure to credit risk is the difference between the contract price and the current market price.


NOTE 10 - LEASE COMMITMENTS

          The Company leases office space and equipment under long-term capital and operating leases with varying terms which expire through 2002. Rent expense on operating leases approximated $2,282,000, $1,803,000 and $1,251,000 for the years ended January 31, 1997, 1996 and 1995, respectively, and is included in the caption "General and Administrative" expense in the Consolidated Statements of Operations.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 10 -- LEASE COMMITMENTS - CONTINUED

        As of January 31, 1997, approximate future minimum lease payments under capital leases and future minimum lease payments under operating leases that have initial or remaining noncancelable terms in excess of one year as of follows:


                                              Capital         Operating
                                              Leases          Leases
                                              --------        ----------
1998                                          $536,145        $1,314,462
1999                                           164,757           990,970
2000                                             1,555           645,592
2001                                                --            32,679
2002                                                --            15,000
                                              --------        ----------
        Total minimum lease payments           702,457        $2,998,703
                                                              ==========
Less: amount representing interest              66,159
                                              --------
        Present value of minimum lease
          payments                            $636,298
                                              ========



NOTE 11 -- COMMITMENTS AND CONTINGENCIES

        In accordance with the terms of the investor Pass-through Trust Participation Agreements, the Company is obligated to purchase all outstanding participation certificates held by investors at such time as the aggregate net receivable balances of each Trust is less than 10% of the original face amount of the Trust. At January 31, 1997 and 1996, the maximum amount of these future purchase commitments totaled approximately $9,381,000 and $8,011,000.

        Although the Company is approved as a correspondent with numerous mortgage investors, three investors purchased substantially all of the Company's mortgage loans originated during fiscal 1997, 1996 and 1995. Management believes that the loss of these investors would have a material adverse effect on the Company.

        The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse affect on the financial condition or results of operations of the Company.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 12 -- EMPLOYEE BENEFIT PLAN

           The Company has a 401(k) plan covering substantially all its employees. The Company has the option of making an annual discretionary profit sharing contribution and is matching each employee's contribution up to a predetermined limit.

           The Company's combined contribution to the plan amounted to $86,000, $22,000 and $17,000 for the years ended January 31, 1997, 1996 and 1995.

NOTE 13 -- RESTRICTED STOCK AWARDS

           At the discretion of the Board of Directors, shares may be issued to employees and non-employees as incentives for performance. The number of shares awarded, and the terms under which such shares become vested (nonforfeitable), are determined on an individual basis. The Company recognizes the issuance of restricted shares when they become vested.

           As of January 31, 1997, a total of 20,002 shares have been awarded and remain unvested. The aggregate number of shares and the years in which they become vested in each of the periods succeeding January 31, 1997 are as follows:

           1998                                         $12,168
           1999                                           7,834

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995


NOTE 14 - SEGMENT INFORMATION

        The Company and its subsidiaries operate primarily in two business segments. Operations in mortgage banking involve the origination and purchase of mortgage loans in the secondary mortgage market, servicing of mortgage loans, and the purchase and sale of mortgage servicing rights. Operations in the real estate industry consist of the purchase and resale and the securitization and syndication of real estate interests. The following is a summary of selected consolidated segment information for the mortgage banking and real estate industry segments for the years ended:



                                                                JANUARY 31,
                                                        1997           1996             1995
                                                     ---------       ---------       ---------

        REVENUE
          Mortgage banking                           $ 46,512,944    $ 31,051,952    $22,512,856
          Real estate                                  12,413,396      10,899,058     10,858,825
                                                     ------------    ------------    -----------

              Total                                  $ 58,926,340    $ 41,951,010    $33,371,681
                                                     ============    ============    ===========

        INCOME (LOSS) BEFORE INCOME TAXES
          Mortgage banking                           $    824,964    $ (1,195,323)   $(3,057,212)
          Real estate                                     579,374       2,322,853      2,882,050
                                                     ------------    ------------    -----------

              Total                                  $  1,404,338    $  1,127,530    $  (175,162)
                                                     ============    ============    ===========


        IDENTIFIABLE ASSETS
          Mortgage banking                           $115,310,484    $104,990,975    $46,523,533
          Real estate                                  19,256,062      27,147,572     23,238,535
          Other                                        10,425,267       3,052,094      7,349,452
                                                     ------------    ------------    -----------

              Total                                  $144,991,813    $135,190,641    $77,111,520
                                                     ============    ============    ===========



                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 15 -- BUSINESS ACQUISITION

           On July 19, 1994, the Company purchased substantially all of the revenue producing activities of Liberty National Mortgage Corporation (Liberty) in a transaction accounted for using the purchase method. These assets included certain furniture and equipment located in Liberty branch offices in Michigan, Maryland, West Virginia and Illinois and the right-to-process and close certain mortgage loans in process originated by Liberty. The purchase price of the furniture and equipment was determined by independent appraisal and payable within 45 days of this agreement. The appraised value was $85,000. At the closing of this agreement a down payment of $350,000 was made as an advance against amounts due as a result of future Liberty branch loan closings. This down payment is included in deferred charges and other assets in the accompanying consolidated balance sheet. Liberty was paid based on a negotiated formula tied to loan closings at Liberty branches over an eighteen month period. The total purchase price, was $885,000. This consists of the $85,000 referred to above which was capitalized and amortized as furniture and equipment, approximately $200,000 for loans-in-process, which upon closing were capitalized and amortized as a cost of the loan origination, and $500,000 for future branch loan closings, $150,000 of which was paid during July and August, 1994 and $350,000, which was paid at the closing. The benefits to be derived from the acquisition of these production offices will extend beyond the eighteen month earn-out period, and, accordingly have been capitalized as goodwill (included in deferred charges and other assets on the balance sheet) and amortized over a five year period, subject to periodic re-evaluation. In connection with the acquisition, the Company acquired approximately $4,000,000 of loans held-for-resale which were funded by the Company's warehouse credit facilities and subsequently purchased by outside investors under terms similar to any Company originated loan.

           The following unaudited pro-forma summary presents the consolidated results of operations as if the acquisition had occurred at February 1, 1993, after giving effect to certain adjustments. These pro-forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisition been made as of those dates or of results which may occur in the future.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 15 - BUSINESS ACQUISITION - CONTINUED


                                          YEAR ENDED JANUARY 31, 1995
                                          ---------------------------
                                       MCAFC            PRO-FORMA       MCAFC
                                    (HISTORICAL)       ADJUSTMENTS   (PRO-FORMA)
                                    ------------       -----------   -----------

REVENUES
   Gain on sale of land contracts    $ 2,983,022       $        -    $ 2,983,022
   Gain on sale of real estate         7,365,199                -      7,365,199
   Gain on bulk sales of servicing
      rights                           7,475,444 1)      1,737,609     9,213,053
   Mortgage origination fees           5,584,454 1)      1,862,821     7,447,275
   Servicing fees                      4,616,738 1)        429,081     5,045,819
   Interest income                     5,106,041 1)        245,634     5,351,675
   Other income                          240,783           128,035       368,818
                                     -----------        ----------    ----------
        Total revenues                33,371,681         4,403,180    37,774,861
                                     -----------        ----------    ----------

EXPENSES
   Payroll                            10,985,576 1)      1,705,338    12,690,914
   Interest                            6,018,518 1)        171,221     6,189,739
   Commissions                         4,591,079 1)        836,669     5,427,748
   Professional services               1,511,215 1)         80,798     1,592,013
   Depreciation                          351,964 1)         49,275       401,239
   Amortization                        1,924,872 1)2)      110,000     2,034,872
   General administrative              8,163,619           843,557     9,007,176
                                     -----------        ----------    ----------
        Total expenses                33,546,843         3,796,858    37,343,701
                                     -----------        ----------    ----------

INCOME (LOSS) BEFORE FEDERAL
   INCOME TAXES                         (175,162)          606,322       431,160

        Provision (credit) for
          Federal income taxes           102,384 3)        206,149       308,533
                                     -----------        ----------    ----------


NET INCOME (LOSS)                    $  (277,546)       $  400,173    $  122,627
                                     ===========        ==========    ==========
Loss per share                       $     (1.80)       $    (0.12)   $    (0.80)
                                     ===========        ==========    ==========

Summary of Pro-Forma Adjustments:

        1) To include historical operating results of the Liberty National Mortgage Corporation for the year ended December 31, 1993 and the period ended May 31, 1994. (Certain amounts have been reclassified to conform to the MCAFC historical presentation.)
        2) Amortization of $500,000 of goodwill over five years.
        3) Estimated Federal income tax accrual.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997, 1996 AND 1995

NOTE 15 - BUSINESS ACQUISITION - CONTINUED

        On January 31, 1995, the Company acquired all of the issued and outstanding common stock of RIMCO Realty & Mortgage from RIMCO Financial Corporation (an entity owned by three stockholder of the Company) in exchange for a $945,117 reduction in amounts due the Company. Amounts assigned in the accompanying consolidated balance sheet to assets purchased and liabilities assumed were based on the seller's historical cost which is less than fair value.

--------------------------------------------------------------------------------
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SERIES 1997 DEBENTURES OFFERED
BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION
OF ANY OFFER TO BUY SERIES 1997 DEBENTURES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFEROR SOLICITATION IS NOT AUTHORIZED TO DO SO, OR TO ANY PERSON
TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS
                                                             Page
                                                             ----
Statement of Available Information                              i
Prospectus Summary                                              1
Risk Factors                                                    5
The Company                                                    11
Use of Proceeds                                                11
Capitalization                                                 12
Selected Consolidated Financial Data                           13
Management's Discussion and Analysis of
 Financial Condition and Results of Operations                 14
Business                                                       19
Management                                                     33
Compensation Committee Interlocks and
 Insider Participation                                         36
Principal Stockholders                                         38
Description of Series 1997 Debentures                          39
Description of Common Stock                                    44
Plan of Distribution                                           44
Legal Matters                                                  45
Experts                                                        45
Index to Financial Statements                                 F-1





--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

                             MCA FINANCIAL CORP.











                                 $10,000,000

                         __% SUBORDINATED DEBENTURES,
                                 SERIES 1997,
                               DUE JUNE 1, 2003


                               ------------------




                                  Prospectus

                                June __, 1997

                               ------------------





--------------------------------------------------------------------------------

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the costs and expenses to be incurred in connection with the issuance and distribution of the securities to be registered. Each amount, except for SEC and NASD fees, is estimated.


          SEC registration fee                           $2,000
          NASD fee                                        1,000
          Blue Sky fees (excluding legal fees)            2,500
          Accounting fees and expenses                   20,000
          Legal fees and expenses                        40,000
          Printing, engraving and miscellaneous          16,800
                                                         ------
                Total                                   $82,300
                                                         ======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA"), and Article IX of the Company's Restated Articles of Incorporation relate to the Indemnification of the Company's directors and officers, among others, in a variety of circumstances against liabilities arising in connection with the performance of their duties.

     The MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of the Company or its stockholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful) against (i) expenses (including attorney's fees) judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by, or in the right of the Company) arising out of a position with the Company (or with some other entity at the Company's request) and (ii) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending, or completed action or suit by or in the right of the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (i) and (ii) above be made only on a determination by a majority vote of a quorum of the Board of Directors who were not parties to or threatened to be made parties to the action, suit or proceeding. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of a written affirmation by the directors or officers of their good faith belief that they have met the applicable standard of conduct set forth in the MBCA, receipt of a written undertaking by or on behalf of the directors or officers to repay such amounts unless it shall ultimately be determined that they are entitled to indemnification and a determination that the facts then known to those making the advances would not preclude indemnification.

     Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under the Company's Restated Articles of Incorporation, Bylaws, or a contractual agreement. The MBCA permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company whether or not such liabilities would be within the foregoing indemnification provisions. To date, the Company has not maintained such insurance. The indemnification provisions in the Company's Restated Articles of Incorporation incorporate all of those found in the MBCA.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, the Registrant has sold securities in transactions not registered under the Securities Act of 1933 as follows:

     (a) On February 8, 1994, September 20, 1994, and October 17, 1994, the Registrant issued 38,000, 12,131, and 1,600 shares of common stock to a total of 16 employees of the Registrant, who received such shares in recognition of their service to the Registrant with certain shares to be earned on a prospective basis contingent upon continued employment and/or performance.

     (b) On April 28, 1995, the Registrant issued 20,000 shares of common stock to the Janet Wells Revocable Living Trust for promissory notes in the total principal sum of $600,000.

     (c) On May 31, 1996, the Registrant issued 14,133 shares of common stock to a total of 28 employees of the Registrant, who received such shares in recognition of their service to the Registrant with certain shares to be earned on a prospective basis contingent upon continued employment and/or performance.

     (d) On May 31, 1996, 2,000 shares of common stock were transferred from Patrick D. Quinlan and Cheryl Quinlan, Tenants by the Entireties (Patrick Quinlan is the Chairman and a majority stockholder of MCA Financial Corp.), to Holly Quinlan Kubek (1,000 shares) and Patrick Quinlan Jr. (1,000 shares).

     (e) On July 31, 1996, the Registrant issued 30,009 redeemable shares of common stock to the Detroit Policemen and Firemen Retirement System, pursuant to a condition in the loan agreement dated July 18, 1996.

     (f) On August 31, 1996, the Registrant issued 310 shares of common stock to 2 employees of the Registrant, who received such shares in recognition of their service to the Registrant.

     (g) On January 31, 1997, the Registrant issued 188 redeemable shares of common stock to the Detroit Policemen and Firemen Retirement System, pursuant to a condition in the loan agreement dated July 18, 1996.

     Each issuance of shares described in (a) through (g) above is claimed to be exempt from the registration requirements of the Securities Act by reason of the provisions of Section 4(2) of such Act.

     The shares issued on February 8, 1994, September 20, 1994, and October 17, 1994 as disclosed in subsection (a) above, represent the entire amount of shares issued to employees during fiscal 1995. Of these shares, 38,000 shares issued in fiscal 1995 represent shares that are to be earned by the applicable recipient on a prospective basis contingent upon continued employment and/or performance. In addition, 12,131 shares issued on September 20, 1994 and 1,600 shares issued on October 17, 1994 are to be earned on a prospective basis.

     Compensation expense and the accounting for shares are recognized when vesting and employment requirements are met by the employee. The 2,567 shares vested during fiscal 1995, as described on page F-8 of the Financial Statements included with this registration statement, represent shares issued in prior periods which vested in fiscal 1995, and the 24,410 shares vested during fiscal 1996, as described on page F-8, represent shares issued in prior periods which vested in fiscal 1996. The 24,467 shares vested in fiscal 1997, as described on page F-8, represent shares issued in prior periods which vested in fiscal 1997.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:


Exhibit
Number   Description of Exhibit
-------  ----------------------

1.1 Form of Underwriting Agreement between Registrant and East West Capital Corporation (filed herewith)

1.2      Form of Selling Agreement (filed herewith)

3.1 Restated Articles of Incorporation, as amended (previously filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1993, and incorporated herein by reference).

3.2 Bylaws, as amended (previously filed as Exhibit 3.2 to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

4.1 Form of Indenture to be entered into by and between Registrant and First Union National Bank relating to Registrant's ___% Subordinated Debentures, Series 1997, Due June 1, 2003 (filed herewith).

5 Opinion of Dykema Gossett PLLC as to the legality of the securities being registered (filed herewith)

10.1 Indenture, between Registrant and First Union National Bank, relating to Registrant's 11% Subordinated Debentures, Series 1996, Due 2002 (previously filed as Exhibit 4.1 to Registrant's Registration Statement on Form S-1, File No. 333-4837, and incorporated herein by reference).

10.2 Indenture between the Registrant and First Fidelity Bank, N.A., as Trustee, relating to the Registrant's 11% Asset-Backed Subordinated Debentures Due June 30, 2000 (previously filed as Exhibit 4.1 to Registrant's Registration Statement on Form S-1, File No. 33-98644, and incorporated herein by reference).

10.3 First Supplemental Indenture between the Registrant and First Fidelity Bank, N.A. (previously filed as Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and incorporated herein by reference).

10.4 Lease Agreement, dated April 1, 1991, between Mortgage Corporation of America and Multi-City Investment Company, as amended by First Amendment (previously filed as Exhibit 10.15 to the Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-18, File No. 33-43765C, and incorporated herein by reference).

10.5 Second, Third, Fourth, Fifth and Sixth Amendments to Exhibit 10.1 (previously filed as Exhibit 10.12 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.6 Revolving Credit Loan Agreement, dated April 30, 1993, by and among the Registrant, MCA Mortgage Corporation, First American Mortgage Associates, Inc., Complete Financial Corporation, Securities Corporation of America and Comerica Bank (previously filed as Exhibit
         10.17 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.7 First Amendment to Revolving Credit Loan Agreement, dated December 27, 1993, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit 10.4 (previously filed as Exhibit 10.18 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.8 Second Amendment to Revolving Credit Loan Agreement, dated February 25, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit
         10.4 (previously filed as Exhibit 10.19 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.9 Credit Enhancement Umbrella Agreement, dated April 30, 1993, by and among the Registrant, MCA Mortgage Corporation, First American Mortgage Associates, Inc. and The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.18 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.10 First Amendment to Credit Enhancement Umbrella Agreement, dated December 27, 1993, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.21 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.11 Piggyback Rights Agreement, dated April 30, 1993, between the Registrant and The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit
         10.19 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.12 Mortgage Loan Participation Agreement, dated May 19, 1993, between MCA Mortgage Corporation and Paine Webber Real Estate Securities Inc. (previously filed as Exhibit 10.26 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.13 Conforming Mortgage Loan Participation Agreement, dated May 19, 1993, between MCA Mortgage Corporation and Paine Webber Real Estate Securities Inc. (previously filed as Exhibit 10.27 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.14 Third Amendment to Revolving Credit Loan Agreement, dated May 26, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit 10.4 (previously filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1994, and incorporated herein by reference).

10.15 Fourth Amendment to Revolving Credit Loan Agreement, dated September 30, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit
         10.4 (previously filed as Exhibit 10.29 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.16 Second Amendment to Credit Enhancement Umbrella Agreement, dated May 26, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1994, and incorporated herein by reference).

10.17 Third Amendment to Credit Enhancement Umbrella Agreement, dated September 8, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.31 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.18 Stock Purchase Agreement, dated January 31, 1995, between the Registrant and Rimco Financial Corp. (previously filed as Exhibit
         10.33 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1995, and incorporated herein by reference).

10.19 Line of Credit Agreement, dated March 17, 1995, among MCA Financial Corp., RIMCO Realty & Mortgage Co. and Comerica Bank (previously filed as Exhibit 10.01 to the Registrants Quarterly Report on Form 10-Q for the period ended April 30, 1995, and incorporated herein by reference)

10.20    Seventh and Eighth Amendments to Exhibit 10.1 (previously filed as
         Exhibit 10.27 to Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and incorporated herein by reference).

10.21 Mortgage Loan Repurchase Agreement, dated November 1, 1995, between MCA Mortgage Corporation, Mortgage Corporation of America and Paine Webber Real Estate Securities Inc. (previously filed as Exhibit 10.28 to Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and incorporated herein by reference).

10.22 Loan and Financing Agreement, dated July 18, 1996, by and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q, and incorporated herein by reference).

10.23 Subordinated Promissory Note, dated July 18, 1996, by and among the Company and its subsidiaries, and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q, and incorporated herein by reference).

10.24 Piggyback Rights Agreement, dated July 18, 1996, by and among the Company and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q, and incorporated herein by reference).

10.25 Put Agreement, dated July 18, 1996, by and among the Company and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q, and incorporated herein by reference).

10.26 Escrow Agreement, dated July 18, 1996, by and among the Company and its subsidiaries, the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit
         10.5 to the Registrant's Quarterly Report on Form 10-Q, and incorporated herein by reference).

10.27 Loan Agreement, dated September 3, 1996, by and among the Company, MCA Mortgage Corporation, Mortgage Corporation of America and Texas Commerce Bank National Association (previously filed as Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q, and incorporated herein by reference).

10.28 Securitization Access Agreement, dated November 1, 1996, by and among MCA Financial Corp., MCA Mortgage Corporation, Mortgage Corporation of America, Advanta Mortgage Conduit Services, Inc. and Advanta Mortgage Corp. USA (previously filed as Exhibit 10.35 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, and incorporated herein by reference).

10.29 Amended and Restated Securitization Access Agreement, amended as of February 21, 1997, by and among MCA Financial Corp., MCA Mortgage Corporation, Mortgage Corporation of America, Advanta Mortgage Conduit Services Inc. and Advanta Mortgage Corp. USA (previously filed as
         Exhibit 10.36 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, and incorporated herein by reference).

12       Computation of Ratio of Earnings to Fixed Charges filed herewith


21 Subsidiaries of the Registrant (previously filed as Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, and incorporated herein by reference)

23.1 Consent of Moore Stephens Doeren Mayhew, P.C./GrantThornton LLP (filed herewith)

23.2 Consent of Dykema Gossett PLLC (contained in its opinion filed as Exhibit 5).

24       Power of Attorney (contained on signature page)

25 Form T-1 with respect to the eligibility of First Union National Bank, formerly known as First Fidelity Bank, N.A., as trustee under the Indenture (to be filed by amendment).

(b)   Financial Statements Schedules:

      There are no Schedules required to be filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

         Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on May 15, 1997.

                                     MCA FINANCIAL CORP.


                                     By:/s/ Patrick D. Quinlan
                                        ----------------------------
                                        Patrick D. Quinlan, Chairman

                              POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Patrick D. Quinlan and Keith D. Pietila, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement filed by MCA Financial Corp. and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 15, 1997.


Signature                        Title
---------                        -----

/s/ Patrick D. Quinlan           Chairman and Director
----------------------------     (Principal executive officer)
Patrick D. Quinlan

/s/ Keith D. Pietila             Executive Vice President and Director
----------------------------     (Principal financial and accounting officer)
Keith D. Pietila

/s/ Lee P. Wells                 President and Director
----------------------------
Lee P. Wells

/s/ C. Thompson Wells            Director
----------------------------
C. Thompson Wells

/s/ James B. Quinlan             Director
----------------------------
James B. Quinlan

/s/ Thomas P. Cronin             Director
----------------------------
Thomas P. Cronin

/s/ D. Michael Jehle             Director
----------------------------
D. Michael Jehle

                                EXHIBIT INDEX


Exhibit
Number   Description of Exhibit
-------  ----------------------

1.1 Form of Underwriting Agreement between Registrant and East West Capital Corporation

1.2      Form of Selling Agreement

4.1 Form of Indenture to be entered into by and between Registrant and First Union National Bank relating to Registrant's ___% Subordinated Debentures, Series 1997, Due June 1, 2003

5 Opinion of Dykema Gossett PLLC as to the legality of the securities being registered

12       Computation of Ratio of Earnings to Fixed Charges.

23.1     Consent of Moore Stephens Doeren Mayhew, P.C./GrantThornton LLP

23.2 Consent of Dykema Gossett PLLC (contained in its opinion filed as Exhibit 5)

24       Power of Attorney (contained on signature page)